UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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The Pepsi Bottling Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registerant)

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One Pepsi Way
Somers, New York 10589

April 4, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend our 2007 Annual Meeting of Shareholders on Wednesday, May 23, 2007, at 10:00 a.m. Eastern Time. The meeting will be held at our corporate headquarters at One Pepsi Way in Somers, New York. For your convenience, we are pleased to offer a live webcast of our Annual Meeting through our website at www.pbg.com.

At this meeting, you will be asked to elect our directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. The enclosed notice and proxy statement contain detailed information about the business to be conducted at the meeting.

Your vote is very important to us. To assure that your shares are represented at the meeting, we urge you to submit your proxy. Information on how you may vote your shares appears in the proxy statement and on the enclosed proxy card.

Thank you for your ongoing support of The Pepsi Bottling Group.

Sincerely,

Eric J. Foss
President and Chief Executive Officer

One Pepsi Way
Somers, New York 10589

Notice of 2007 Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. Eastern Time on Wednesday, May 23, 2007.

PLACE	PBG Corporate Headquarters
One Pepsi Way
Somers, New York 10589

LIVE WEBCAST	Available on our website at www.pbg.com, starting at 10:00 a.m. Eastern Time on Wednesday, May 23, 2007.

ITEMS OF BUSINESS	(1) To elect a Board of Directors.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a holder of our common stock as of the close of business on March 26, 2007.

MEETING ADMISSION	You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the close of business on March 26, 2007. If you plan to attend the Annual Meeting and your shares are registered in your name, you must request an admission card by checking the appropriate box on your proxy card. If you hold shares through an account with a bank or broker, you must contact your bank or broker to request a legal proxy in order to attend the meeting.

PROXY VOTING	Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card or voting instruction card and sign, date and return it promptly in the enclosed postage-paid envelope so that your shares will be represented.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

April 4, 2007

One Pepsi Way
Somers, New York 10589

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation, for use at our Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on Wednesday, May 23, 2007 and at any adjournment or postponement of the Annual Meeting. We will commence mailing these proxy materials to shareholders entitled to vote at the Annual Meeting on or about April 4, 2007.

We use a number of abbreviations in this proxy statement. We refer to The Pepsi Bottling Group, Inc. as “PBG,” “the Company,” “we,” “us” or “our” and to our Board of Directors as “Board” or “Board of Directors.” The term “proxy materials” includes this proxy statement and the enclosed proxy card or voting instruction card.

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND RELATED PROXY MATERIALS

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with our Annual Meeting of Shareholders because you owned shares of our common stock at the close of business on March 26, 2007, which we refer to as the record date. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The principal purposes of the Annual Meeting are:

•	to elect our directors;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

•	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “for” the election of our directors and (2) “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock and Class B common stock at the close of business on March 26, 2007 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment of the meeting. As of the record date, there were 226,142,097 shares of our common stock outstanding and 100,000 shares of our Class B common stock outstanding. All outstanding shares of our Class B common stock are held by PepsiCo, Inc. (“PepsiCo”).

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

The presence, in person or by proxy, of holders of at least a majority of the votes entitled to be cast constitutes a quorum. A quorum is required to hold the Annual Meeting.

What are my voting rights?

Each shareholder is entitled to one vote for each share of our common stock held by the shareholder as of the record date and 250 votes for each share of our Class B common stock held by the shareholder as of the record date. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered the shareholder of record of those shares, and these proxy materials are being sent directly to you by PBG. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. If you plan to attend the Annual Meeting in person, please check the “Annual Meeting” box on the proxy card so that we may send you an admission card.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee. If you are the beneficial owner of shares, your broker, bank or nominee has enclosed a voting instruction card (in lieu of a proxy card) for you to use in directing the broker, bank or nominee regarding how to vote your shares.

What vote is needed to approve each proposal and how are votes counted?

For the election of directors, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director nominee or proposal must exceed the number of votes cast “against” that nominee or proposal.

If a nominee who is serving as a director fails to receive a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Principles and Practices, any nominee who does not receive a majority of the votes cast is required to tender his or her resignation to the Board. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board is required to act on the Committee’s recommendation within 90 days after the certification of the election results. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the Annual Meeting, the nominee would not become a member of the Board.

You may abstain from voting on any matter presented for shareholder vote. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

If your shares are held in your name and you properly complete and submit the enclosed proxy card, your shares will be voted in the manner specified on the proxy card. If you submit the enclosed proxy card but you do not specify how you wish your shares to be voted, the shares described in the proxy card will be voted “for” the election of the director nominees recommended by our Board of Directors and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

If you hold shares through a broker, bank or other nominee, generally the broker will vote the shares it holds in accordance with instructions received from the shareholder. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange. A broker cannot vote shares with respect to “non-discretionary” proposals for which a shareholder has not given instruction. Both proposals to be voted on at the Annual Meeting are considered “discretionary” proposals and therefore may be voted upon by your broker even if you do not instruct your broker.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by The Bank of New York, our transfer agent, who will determine whether or not a quorum is present and whether or not each proposal has obtained the necessary number of “for” votes to approve the proposal.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named as proxy holders will vote your shares in their discretion. It is the intention of the named proxy holders to vote the shares they represent as directed by our Board of Directors.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Secretary of PBG, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or nominee.

Can I listen to the Annual Meeting on the Internet?

Yes. Our Annual Meeting will be webcast on May 23, 2007 at 10:00 a.m. Eastern Time. You are invited to visit www.pbg.com to listen to the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website for at least 90 days following the date of our Annual Meeting.

Who is soliciting my vote and who will pay for the proxy solicitation?

This solicitation is being made by mail on behalf of our Board of Directors, but may also be made without additional compensation by our officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the proxy materials. We will request brokers, banks and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitations materials to such beneficial owners.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 16, 2007, which we will file with the Securities and Exchange Commission. We will also post the results of the voting on our website at www.pbg.com under Investor Relations — Annual Meeting Results within two weeks after the date of the Annual Meeting.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Our Board of Directors proposes the following ten nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nominees named. Other than Messrs. Johnston and Teruel, who have consented to being named in this proxy statement and to serve as directors if elected, all of the nominees are currently serving on our Board. Mr. Teruel was recommended to our Board as a director nominee by one of our executive officers and our professional search firm and Mr. Johnston was recommended to our Board as a director nominee by PepsiCo. The directors will hold office from the date of election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

LINDA G. ALVARADO, 55, was elected to our Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Qwest Communications International, Inc., Lennox International Inc. and 3M Company.

BARRY H. BERACHA, 65, was elected to our Board in March 1999 and assumed the role of Non-Executive Chairman on April 1, 2007, as previously announced. Prior to his retirement in June 2003, Mr. Beracha most recently served as an Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group since August 2001. Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company from 1993 to August 2001. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of Hertz Global Holdings, Inc and Chairman of the Board of Trustees of St. Louis University.

ERIC J. FOSS, 48, was appointed President and Chief Executive Officer and elected to our Board in July 2006. Previously, Mr. Foss served as our Chief Operating Officer from September 2005 to July 2006 and President of PBG North America from September 2001 to September 2005. Prior to that, Mr. Foss was the Executive Vice President and General Manager of PBG North America from August 2000 to September 2001. From October 1999 until August 2000, he served as our Senior Vice President, U.S. Sales and Field Operations, and prior to that, he was our Senior Vice President, Sales and Field Marketing, since March 1999. Mr. Foss joined the Pepsi-Cola Company in 1982 where he held a variety of field and headquarters-based sales, marketing and general management positions. From 1994 to 1996, Mr. Foss was General Manager of Pepsi-Cola North America’s Great West Business Unit. In 1996, Mr. Foss was named General Manager for the Central Europe Region for Pepsi-Cola International, a position he held until joining PBG in March 1999. Mr. Foss is also a director of United Dominion Realty Trust, Inc. and on the Industry Affairs Council of the Grocery Manufacturers of America.

IRA D. HALL, 62, was elected to our Board in March 2003. From 2002 until his retirement in late 2004, Mr. Hall was President and Chief Executive Officer of Utendahl Capital Management, LP. From 1999 to 2001, Mr. Hall was Treasurer of Texaco Inc. and General Manager, Alliance Management for Texaco Inc. from 1998 to 1999. From 1985 to 1998, Mr. Hall held several positions with International Business Machines. Mr. Hall is also a director of Ameriprise Financial, Inc. and Praxair, Inc.

HUGH F. JOHNSTON, 45, is Executive Vice President, Operations of PepsiCo, a position he assumed in October 2006. From April 2005 to October 2006, Mr. Johnston was PepsiCo’s Senior Vice President, Transformation. Prior to that, he served as Senior Vice President and Chief Financial Officer of PepsiCo Beverages and Foods from November 2002 through March 2005, and as PepsiCo’s Senior Vice President of Mergers and Acquisitions from March 2002 until November 2002. Mr. Johnston joined PepsiCo in 1987 as a Business Planner and held various finance positions until 1999 when left to join Merck & Co., Inc. as Vice President, Retail, a position he held until he rejoined PepsiCo in 2002. Prior to joining PepsiCo in 1987, Mr. Johnston was with General Electric Company in a variety of finance positions.

SUSAN D. KRONICK, 55, was elected to our Board in March 1999. Ms. Kronick became Vice Chairman of Federated Department Stores in February 2003. Previously, she had been Group President of Federated Department Stores since April 2001. From 1997 to 2001, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores. From 1993 to 1997, Ms. Kronick served as President of Federated’s Rich’s/Lazarus/Goldsmith’s division. She spent the previous 20 years at Bloomingdale’s, where her last position was Senior Executive Vice President and Director of Stores.

BLYTHE J. MCGARVIE, 50, was elected to our Board in March 2002. Ms. McGarvie is President of Leadership for International Finance, a private consulting firm providing leadership seminars for corporate and academic groups. From 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut, Inc. Ms. McGarvie is also a director of Accenture Ltd. and The Travelers Companies, Inc.

MARGARET D. MOORE, 59, was elected to our Board in January 2001. Ms. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining us, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions.

JOHN A. QUELCH, 55, was elected to our Board in January 2005. Mr. Quelch has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since 2001. From 1998 to 2001, Mr. Quelch was Dean of the London Business School. Prior to that he was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Mr. Quelch is also a director of Gentiva Health Services, Inc., WPP Group plc, Inverness Medical Innovations, Inc. and ViTrue, Inc.

JAVIER G. TERUEL, 56, served as Vice Chairman of Colgate-Palmolive Company until his retirement in April 2007. While serving as Vice Chairman, a position he assumed in 2004, Mr. Teruel was responsible for the operations of the Hill’s Pet Nutrition Division, Global R&D, Global Supply Chain, and Global Information Technology. Additionally he led Colgate’s evolving worldwide strategy, which included overseeing Colgate’s business building and restructuring initiative. From 2002 to 2004, Mr. Teruel served as Executive Vice President, with responsibility for Colgate’s Asia and South Pacific, Central Europe/Russia, and Africa/Middle East Divisions, as well as Hill’s Pet Nutrition. Mr. Teruel joined Colgate-Palmolive in 1971 in Mexico where he held a variety of marketing, sales and management positions. Mr. Teruel is also a director of Starbucks Corporation.

If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board of Directors. Barring special circumstances, all director nominees are expected to be present at the 2007 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR all of the
above-named nominees for election as directors.

CORPORATE GOVERNANCE

Our Board of Directors is committed to transparency in financial reporting and a high level of corporate governance. We adhere to the following governance policies and practices which we believe are in full compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).

Director Independence.  In January 2005, our Board adopted a revised Director Independence Policy that sets forth the standards for determining the independence of each member of our Board, which standards are consistent with the applicable rules of the NYSE and SEC. Each director affirmatively determined by our Board to have met the standards set forth in our Director Independence Policy is referred to herein as an independent director. The PBG Director Independence Policy is attached as Appendix A to this proxy statement and is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. Our Board has determined that the following directors are independent: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie and John A. Quelch. Subject to his election as a director, the Board has also determined that Javier G. Teruel is independent.

In assessing the independence of our directors, our Board carefully considered all of the business relationships between PBG and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with our company and our management. Where business relationships existed, the Board determined that none of the relationships between our company and the directors or the directors’ affiliated companies impair the directors’ independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined for all of the relationships between our company and our directors or the directors’ affiliated companies, that none of the relationships had unique characteristics that could influence the director’s impartial judgment as a director of PBG.

The business relationships between PBG and our directors or the directors’ affiliated companies that were considered by the Board were:

•	PBG sells beverage products to Federated Department Stores, of which Susan D. Kronick is Vice Chairman;

•	PBG made a donation to Drew University, of which Thomas H. Kean served as President from 1990 to 2005; and

•	PBG settled an environmental dispute with Harvard University in 2006, and John A. Quelch is Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School.

The Board also considered the relationship between PBG and Linda G. Alvarado, which is described in the section entitled “Transactions with Related Persons.”

Corporate Governance Principles and Practices.  We initially adopted a statement of Corporate Governance Principles and Practices in 1999. The revised statement of Corporate Governance Principles and Practices, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request.

Worldwide Code of Conduct.  We initially adopted a Worldwide Code of Conduct in 2000. The Worldwide Code of Conduct applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. The Worldwide Code of Conduct, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. We intend to post on our website any material amendments to our Worldwide Code of Conduct and the description of any waiver from a provision of the Code of Conduct granted by our Board to any director or executive officer within four business days of such amendment or waiver.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to communicate directly with any of our directors, or the non-management directors as a group, may do so by writing to the Board of Directors, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. All communications will be received, sorted and summarized by the General Counsel, as agent for the directors. Communications relating to our accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit and Affiliated Transactions Committee. All other communications will be referred to the Non-Executive Chairman of the Board or to a specified director, if so addressed. Communications may be submitted anonymously or confidentially.

Consideration of Director Nominees.  In carrying out its responsibility to identify and recommend to our Board qualified candidates for election as directors at the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors, senior management and shareholders, as necessary, in anticipation of upcoming director elections and other potential or expected Board vacancies. The Committee is also authorized, at our expense, to retain search firms to identify and assess potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications our Board is seeking. Since late 2005, the Committee has been involved in an ongoing process, along with a professional search firm, to identify and evaluate potential director candidates.

Director Qualifications.  All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of our size and scope. At a minimum, the Nominating and Corporate Governance Committee will consider (i) whether the recommended candidate is subject to a disqualifying factor as described in our Director Independence Policy; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct us in meeting our responsibilities to shareholders, customers, employees and the public; (vi) whether the individual has a proven record of accomplishment within corporate, educational or government institutions; (vii) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of our Board of Directors; and (viii) any other factors, including those set forth in the Corporate Governance Principles and Practices, relating to the ability and willingness of the individual to serve.

Shareholder Recommendations.  Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. Recommendations must be received no later than December 6, 2007 to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in our Corporate Governance Principles and Practices and summarized above under “Director Qualifications” will be referred to the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board of Directors and elected by the shareholders, he or she will serve as a director of our Company.

Meetings of the Board of Directors.  Our Board of Directors held six regular meetings during fiscal year 2006. Attendance by incumbent directors at all Board and applicable Committee meetings in 2006 was approximately 95%. Barring special circumstances, our directors are expected to attend all Board and

Committee meetings and the Annual Meeting of Shareholders. All of our directors attended our 2006 Annual Meeting of Shareholders.

Executive Sessions.  In 2006, all Board meetings, other than one telephonic Board meeting, included separate executive sessions with only non-management directors present and independent directors present. Currently, the Non-Executive Chairman of our Board, who is an independent director, leads these executive sessions and acts as our Board’s presiding director. The Committees also meet in executive session during each Committee meeting, other than telephonic meetings.

Committees of the Board of Directors.  Our Board of Directors has three standing Committees: Audit and Affiliated Transactions, Compensation and Management Development, and Nominating and Corporate Governance. The table below indicates the current members of each Committee. All members of each Committee are independent directors.

	Audit and	Compensation and	Nominating and
Board Member	Affiliated Transactions	Management Development	Corporate Governance
Linda G. Alvarado		Member	Chair

Barry H. Beracha(1)	Member	Member

Eric J. Foss

Ira D. Hall	Member	Member

Thomas H. Kean(2)		Member	Member

Susan D. Kronick	Member	Chair

Blythe J. McGarvie(3)	Chair	Member

Margaret D. Moore

John A. Quelch		Member	Member

Clay G. Small(2)

(1)	Effective April 1, 2007, Mr. Beracha became our Non-Executive Chairman and currently serves as the presiding director of our Board.

(2)	Messrs. Kean and Small are not standing for re-election at the 2007 Annual Meeting of Shareholders.

(3)	Ms. McGarvie serves as the financial expert on the Audit and Affiliated Transactions Committee.

The Audit and Affiliated Transactions Committee.  The Audit and Affiliated Transactions Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. Our Board has determined that each member of the Audit and Affiliated Transactions Committee is financially literate and that Ms. McGarvie is qualified to serve as the Audit and Affiliated Transactions Committee’s “financial expert” (as such term is defined by SEC regulations). A brief description of Ms. McGarvie’s work experience is included above under the section entitled “Election of Directors.”

The Audit and Affiliated Transactions Committee’s primary responsibilities are to: (i) oversee the quality and integrity of our financial statements; (ii) appoint, compensate, evaluate (including evaluating independence) and, where appropriate, terminate the independent auditors; (iii) oversee the work of the independent auditors and ensure that they report directly to the Committee; (iv) pre-approve all audit, audit-related and non-audit services to be provided by the independent auditors and approve fees to be paid for such services; (v) review and monitor the performance of the internal audit department; (vi) review the adequacy of our internal controls and disclosure controls; (vii) discuss our risk assessment and risk management policies; (viii) review our earnings releases and periodic reports filed with the SEC;

(ix) provide an open avenue of communication among the independent auditors, senior management, the internal audit department and our Board; (x) monitor our compliance with applicable laws and regulations and with our Worldwide Code of Conduct; (xi) establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Audit and Affiliated Transactions Committee also reviews transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee annually assesses its performance and effectiveness. The Audit and Affiliated Transactions Committee held seven meetings during fiscal year 2006. The report of the Audit and Affiliated Transactions Committee is included in this proxy statement.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee acts under a written charter that has been approved by our Board of Directors and complies with NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Nominating and Corporate Governance Committee’s primary responsibilities are to: (i) identify and recommend to our Board for election at the annual meeting of shareholders qualified candidates for Board membership; (ii) periodically review the appropriate skills and characteristics required of directors and develop criteria for selecting new directors; (iii) in cooperation with the Compensation and Management Development Committee, advise our Board in its periodic evaluation of the performance of the Chief Executive Officer (the “CEO”); (iv) periodically review and report to our Board regarding director compensation and benefits; (v) establish policies and procedures for receipt and consideration of director nominations by shareholders; (vi) review and recommend to our Board the appointment of directors to Board Committees and the selection of the chairperson of each of the Committees; (vii) periodically review our Corporate Governance Principles and Practices and recommend to our Board any modifications that the Committee deems appropriate; (viii) periodically review our Director Independence Policy and recommend to our Board any modifications that the Committee deems appropriate; and (ix) report to shareholders in the proxy statement on those matters required by SEC rules. The Nominating and Corporate Governance Committee annually assesses the performance and effectiveness of our Board and its Committees. Based on the assessment, the Committee makes recommendations to our Board concerning composition, size, structure and activities of the Board and its Committees. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2006.

The Compensation and Management Development Committee.  The Compensation and Management Development Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Compensation and Management Development Committee’s primary responsibilities are to: (i) ensure that our executive compensation programs are appropriately competitive, support organization objectives and shareholder interests and provide linkage between compensation and both individual and company performance; (ii) approve (subject to any shareholder approval required) annual and long-term executive compensation plans and any changes in such plans; (iii) in cooperation with the Nominating and Corporate Governance Committee, advise our Board in its evaluation of the performance of our CEO and approve the base salary of our CEO; (iv) approve annual performance goals and objectives and maximum annual incentive awards for our CEO and the other named executive officers identified in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”); (v) certify year-end performance and determine annual incentive awards for the Named Executive Officers; (vi) evaluate the performance of the other Named Executive Officers and approve their base salaries; (vii) approve the aggregate amount for annual incentive awards; (viii) review performance targets and goals for annual incentive awards to other executives and approve the aggregate award pool for such executives; (ix) approve long-term compensation awards; (x) establish Chairman, CEO and other key executive succession planning and review management development plans for key executives; (xi) review and discuss with management the Compensation Discussion and Analysis section of the proxy statement (the “CD&A”), and recommend to the Board that the CD&A be included in the proxy statement; and (xii) report to shareholders in the proxy statement on those matters required by the SEC rules. The Committee may delegate any of the matters within its responsibility to the Committee Chair, CEO, the Senior Vice President and Chief Personnel Officer, or to his or her delegates or to any management committee composed of Company employees, to the extent permitted under applicable laws, regulations or NYSE listing standards. The Compensation and Management Development Committee retains an independent compensation consultant to assist the Committee in carrying out its responsibilities as more fully described below, and the Committee annually assesses its own performance and effectiveness. The Compensation and Management Development Committee held seven meetings during fiscal year 2006. The report of the Compensation and Management Development Committee is included in this proxy statement.

Independent Compensation Consultant.  For 2006, the Compensation and Management Development Committee retained Claude Johnston, Managing Director, Frederic W. Cook & Co., Inc. (“Cook & Co.”), as its independent executive compensation consultant. Mr. Johnston has served the Committee as its independent compensation consultant since 2001. In the fall of 2005, in the context of Mr. Johnston changing firms, the Committee reviewed Mr. Johnston’s services and considered issuing a request-for-proposal for the possible retention of a different independent compensation consultant. Following that review, the Committee determined that it was satisfied with Mr. Johnston’s services and that Mr. Johnston remained independent. The Committee therefore formally appointed Cook & Co. and Mr. Johnston as its independent compensation consultant. The Committee believes that Mr. Johnston’s tenure as the Committee’s independent consultant provides him with the experience and insight necessary to effectively assist the Committee.

Mr. Johnston’s services to the Committee in 2006 included:

•	attending all Committee meetings and participating in the Committee’s executive session at each meeting;
•	attending Board of Directors meetings, as requested by the Committee Chairperson;
•	participating in one-on-one meetings with the Committee Chairperson prior to each Committee meeting;
•	developing and presenting a competitive range of compensation for the CEO;
•	advising the Committee on the compensation aspects related to the transition to a new CEO in July 2006;
•	assisting the CEO in the development of a recommendation, for approval by the Committee, with respect to the compensation of each senior executive, including each Named Executive Officer (other than the CEO);
•	providing competitive market data;
•	independently reviewing competitive market data and surveys prepared by other consulting firms;
•	reviewing the Company’s compensation levels, performance and incentive compensation design compared to the market and PBG’s industry peer group; and
•	reviewing the CD&A.

Mr. Johnston also provided competitive market data and recommendations to the Nominating and Corporate Governance Committee for non-management director compensation.

Cook & Co. and Mr. Johnston provide minimal services to the Company outside of their services to the Board and its committees.

From time to time, management also retains human resources consulting firms, other than Cook & Co., for the purposes of providing the Company with executive compensation market survey data and advising the Company on certain broad-based compensation and benefit programs (e.g., retirement program strategy).

Process of Designing the Executive Compensation Program.  Each year, the Compensation and Management Development Committee reviews the PBG executive compensation program and, with the assistance of its independent advisors and participation of management, analyzes our program in light of current and evolving market practices in our industry and peer group (see the description of our peer group in the CD&A), regulatory developments, the competitive market for executive talent, and the objectives of our program. The Committee then determines whether any aspect of the program needs to be adjusted, deleted or added. The program is applied to all levels of executives that comprise our executive population. The program, however, does not include set annual and long-term incentive values for our senior executives, including our CEO and the other Named Executive Officers. Instead, within the program design applicable to all executives, the Committee establishes the individual target compensation level for the CEO and each other Named Executive Officer based on the Company’s and individual’s performance over the prior year, the competitive market for executive talent (as determined by the peer group and marketplace information discussed below), and other specific considerations regarding the particular executive.

With respect to the target total compensation (i.e., the aggregate of base salary, target short-term incentive and target long-term incentive) for the CEO, the Committee’s independent compensation consultant prepares and reviews competitive data and market trends and then meets with the Committee Chairperson to discuss this information and obtain her perspective regarding the performance of the Company and CEO. The Committee’s independent compensation consultant then presents to the Committee a range of alternatives for the CEO’s target total compensation. The Committee discusses the alternatives and determines the appropriate target total compensation for the CEO. With respect to the target total compensation for each of the other Named Executive Officers, the CEO, with the assistance of the Committee’s independent compensation consultant, makes a recommendation for review by the Committee. The Committee considers these recommendations and, in its discretion, determines the target total compensation level for each Named Executive Officer.

Process of Designing the Non-Management Directors Compensation Program.  The compensation of our non-management directors is approved by the full Board, upon recommendation of the Nominating and Corporate Governance Committee. Each year, the independent compensation consultant prepares and reviews market trends with respect to the compensation of non-management directors at the companies in our peer group and the market in general. He then meets with the Nominating and Corporate Governance Committee, which reviews the market data and discusses whether any changes to the non-management directors compensation program are appropriate. If the Nominating and Corporate Governance Committee determines that changes to the program are appropriate, the Committee makes a recommendation to the full Board. The full Board then reviews and discusses the recommendation, with input from the independent compensation consultant, and, in its discretion, determines the terms of the non-management directors compensation program for the subsequent year. The 2006 compensation of our non-management directors is detailed in the table below.

DIRECTOR COMPENSATION

Director Compensation In Fiscal Year 2006

	Fees Earned or Paid in Cash ($)
	Annual	Committee	Committee	Stock		Option		All Other
	Board	Chair	Meeting	Awards		Awards		Compensation	Total
Name	Retainer	Fee	Fees(1)	($)(2)(3)		($)(2)(4)		($)	($)
Linda G. Alvarado	$70,000	$0	$16,500	$60,020		$53,608		$0	$200,128

Barry H. Beracha	70,000	15,000	19,500	160,047	(5)	53,608		0	318,155

Ira D. Hall	70,000	0	21,000	60,020		53,608		0	204,628

Thomas H. Kean	70,000	10,000	16,500	60,020		53,608		62,500(6)	272,628

Susan D. Kronick	70,000	10,000	21,000	60,020		53,608		0	214,628

Blythe J. McGarvie	70,000	0	16,500	60,020		53,608		0	200,128

Margaret D. Moore	70,000	0	0	—	(7)	—	(7)	0	70,000

John A. Quelch	70,000	0	13,500	62,212		53,608		0	199,320

Clay G. Small	70,000	0	0	60,020		53,608		0	183,628

(1)	Each non-management director receives $1,500 for each formal Committee meeting he or she attends as a member. Ms. Moore and Mr. Small do not serve on any Committee of the Board of Directors.

(2)	The amount included in this column is the compensation cost recognized by the Company in fiscal year 2006 related to the director’s outstanding equity awards that vested during 2006 calculated in accordance with the Statement of Financial Accounting Standard No. 123R, Share-Based Payment (“SFAS 123R”) without regard to forfeiture estimates. This amount encompasses immediately vested equity awards that were granted to all directors in 2006 and, with respect to the amount shown for Mr. Quelch in the “Stock Awards” column, the amount also encompasses the restricted stock award granted to him upon his commencement of services as a director, which award vested in 2006. The amount for each director was determined using the assumptions set forth in Note 4, Share-Based Compensation, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

(3)	The aggregate number of stock awards outstanding for each director at fiscal year end is as follows: Linda G. Alvarado, 9,201; Barry H. Beracha, 7,122; Ira D. Hall, 3,383; Thomas A. Kean, 9,201; Susan D. Kronick, 4,231; Blythe J. McGarvie, 10,041; Margaret D. Moore, 1,284; John A. Quelch, 2,904; Clay G. Small, 2,741.

(4)	The aggregate number of stock options outstanding for each director at fiscal year end is as follows: Linda G. Alvarado, 96,157; Barry H. Beracha, 68,315; Ira D. Hall, 31,246; Thomas A. Kean, 96,157; Susan D. Kronick, 73,465; Blythe J. McGarvie, 33,113; Margaret D. Moore, 84,782; John A. Quelch, 5,891; Clay G. Small, 26,619.

(5)	This amount includes the dollar amount of the 2006 compensation cost, recognized by the Company in fiscal year 2006, related to the special restricted stock unit award granted to Mr. Beracha upon his appointment as Non-Executive Chairman-Elect in July 2006. This award is more fully described in the narrative to this table.

(6)	The Board of Directors approved a Company donation of $250,000 to Drew University (where Mr. Kean was formerly President), which is being combined with the donations from other companies to fund a visiting professorship in recognition of Mr. Kean’s contributions as Chairman of The National Commission on Terrorist Attacks upon the United States (more commonly known as the 9/11 Commission). The Company’s donation is payable in equal installments over a four-year period beginning in 2006 and payment of the first installment is reflected in this table.

(7)	Ms. Moore waived receipt of her equity awards.

Director Grants of Plan-Based Awards In Fiscal Year 2006

			All Other
			Stock	All Other
			Awards:	Option			Grant Date
			Number	Awards:	Exercise or	Closing	Fair Value of
			of Shares	Number of	Base Price of	Market Price	Stock and
		Date of	of Stock	Securities	Option	on	Option
		Board	or Units	Underlying	Awards	Grant Date	Awards
Name	Grant Date	Action	(#)(1)	Options (#)(1)	($/Sh)	($)	($)(2)

Linda G. Alvarado	04/01/2006	02/02/2006	1,964				$60,020
	04/01/2006	02/02/2006		5,891	$30.56	$30.39	53,608
Barry H. Beracha	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
	07/24/2006	07/19/2006	2,962				100,027
Ira D. Hall	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
Thomas H. Kean	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
Susan D. Kronick	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
Blythe J. McGarvie	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
Margaret D. Moore	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
John A. Quelch	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608
Clay G. Small	04/01/2006	02/02/2006	1,964				60,020
	04/01/2006	02/02/2006		5,891	30.56	30.39	53,608

(1)	2006 stock awards and option awards are made under the PBG Directors’ Stock Plan, as amended and restated effective July 19, 2006.

(2)	The assumptions used in calculating the SFAS 123R grant date fair value of the Option Awards and Stock Awards are set forth in Note 4, Share-Based Compensation, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table

The compensation paid to our non-management directors in 2006 is reflected in the table above entitled Director Compensation In Fiscal Year 2006. Management directors do not receive additional compensation or benefits for serving on the Board of Directors.

Retainers and Fees.  In 2006, directors received an annual cash retainer of $70,000. Committee Chairs received an additional $10,000 annually for their service, with the exception of the Audit Committee Chair who received $15,000. Committee members received fees of $1,500 for each formal meeting in which a Committee member participated (in person or by telephone). All cash compensation is paid in quarterly installments.

In 2006, the Board approved an additional annual cash retainer of $200,000 for a director serving as Non-Executive Chairman. This annual retainer will also be paid quarterly. There was no director serving as Non-Executive Chairman during 2006, but Mr. Beracha assumed that role on April 1, 2007.

Annual Equity Awards.  In February 2006, the Board approved changes to the compensation program for our directors. These changes impacted only the annual equity component of the program which had been unchanged since 2003 and they align with changes made to the long-term incentive element of our executive compensation program. Effective in 2006, annual equity grants to our directors are comprised of restricted stock units (“RSUs”) with a value of $60,000 and stock options with a face value of $180,000. The PBG Directors’ Stock Plan (“Directors’ Plan”) was formally amended to reflect these changes and expressly sets forth the material terms relating to all equity awards available to our directors, including grant dates and award values.

On April 1, 2006, our directors, with the exception of Ms. Moore, received an annual grant of RSUs with a value of $60,000. Ms. Moore waived receipt of her award of RSUs. The number of RSUs granted was determined by dividing $60,000 by the “Fair Market Value” (as defined in the Directors’ Plan) of PBG common stock on the grant date, rounded up to the nearest whole share. The Directors’ Plan defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date. The RSUs were immediately vested and are credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to shareholders of the Company. RSUs are settled in shares of PBG common stock. This award of RSUs was subject to a one-year mandatory deferral period and, during 2006, directors were permitted to elect to further defer receipt of payment of their RSUs following the mandatory deferral period subject to a minimum deferral period of one year from the originally scheduled payout date. RSU awards made in 2007 and later will not be subject to mandatory deferral; rather, directors will be given an opportunity to defer payment of their RSUs until such time as they elect, subject to a minimum deferral period of two years. Notwithstanding any mandatory deferral period or director’s deferral election, all RSUs shall be immediately payable upon a director’s separation from service for any reason (including death and “Disability,” as defined in the Directors’ Plan).

In July 2006, the Board also approved an amendment to the Directors’ Plan to provide for an additional annual award of RSUs with a value of $100,000 to a director serving as Non-Executive Chairman. Under the terms of the Directors’ Plan, this award shall be made upon commencement of services as Non-Executive Chairman and annually thereafter on the anniversary of such date. The award shall be immediately vested and subject to mandatory deferral until separation from service as a director.

Mr. Beracha was named Non-Executive Chairman-Elect in July 2006, and at that time, the Board granted Mr. Beracha an award of RSUs with a value of $100,000. The number of RSUs actually awarded to Mr. Beracha as Non-Executive Chairman-Elect was determined by dividing $100,000 by the Fair Market Value of PBG common stock on the grant date of July 24, 2006. Mr. Beracha will be eligible for his next $100,000 award of RSUs on the first anniversary of the date he commenced service as Non-Executive Chairman.

Our directors, with the exception of Ms. Moore, also received an annual grant of options to purchase PBG common stock with a face value of $180,000 on April 1, 2006. Ms. Moore waived receipt of her award of stock options. The number of options granted was determined by dividing $180,000 by the grant price of the stock options. The grant price is equal to the Fair Market Value of PBG common stock on the grant date, rounded to the nearest penny. As discussed below in the CD&A under the section entitled “Executive Compensation Policies and Practices — Equity Award Grant Practices,” our definition of Fair Market Value differs from that established under SEC regulations. Thus, pursuant to such regulations, we have included the “Closing Market Price on Grant Date” column in the table above. Under the terms of the Directors’ Plan, these options vested immediately and remain exercisable until the earlier of the tenth anniversary of the grant date or five years from the recipient’s termination of services as a director (the full ten-year term also applies in the case of death or disability).

All Other Compensation.  As described in footnote 6 to the Director Compensation Table, the Board approved a Company donation of $250,000 to Drew University (where Mr. Kean was formerly President). The donation is payable in equal installments over a four year period beginning in 2006 and payment of the first installment is reflected in the column entitled “All Other Compensation.”

Directors do not receive any other compensation except as described above, nor do they receive retirement, health or life insurance benefits. They are, however, eligible to participate in the Company’s charitable gift match program on the same basis as all Company employees, including the Named Executive Officers. Under this program, certain charitable donations of up to an annual, aggregate maximum of $10,000 are matched on a one-for-one basis or, if the director serves on the board of the recipient charitable institution, on a two-for-one basis. The Company provided charitable match is not considered a form of compensation and is available to all salaried employees on a non-discriminatory basis. Thus, no such amounts have been reported in the “All Other Compensation” column.

OWNERSHIP OF PBG COMMON STOCK

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our outstanding common stock to file with the SEC reports of ownership and changes in ownership of our common stock held by such persons. Officers, directors and greater than ten percent shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to all of our reporting persons were complied with during fiscal year 2006.

Stock Ownership of Certain Beneficial Owners.  Based on the most recent Schedule 13G filings, shareholders holding more than 5% of our common stock as of February 15, 2007 are:

Name and		Number of
Address of	Title of	Shares Beneficially	Percent of
Beneficial Owner	Class	Owned	Class

1) PepsiCo, Inc.(1)	Class B Common Stock	100,000	100%
700 Anderson Hill Road	Common Stock	85,738,438	37.8	%(3)
Purchase, NY 10577
2) Barclays Global Investors, NA and Affiliates(2)	Common Stock	32,365,290	14.3	%(3)
45 Fremont Street, 17th Floor
San Francisco, CA 94105

(1)	PepsiCo reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 14, 2007. The filing indicates that, as of December 31, 2006, PepsiCo has sole voting power and sole dispositive power for 88,511,358 shares (for combined Class B common stock and common stock). As of February 15, 2007, to our knowledge and based on PepsiCo’s filings of Form 4 with the SEC, PepsiCo beneficially owned 85,738,438 shares of PBG common stock.

(2)	Barclays Global Investors, NA and Affiliates reported its beneficial ownership on a Schedule 13G filed with the SEC on January 23, 2007. The filing indicates that, as of December 31, 2006, Barclays Global Investors, NA and Affiliates have sole voting power for 28,677,933 shares and sole dispositive power for 32,365,290 shares.

(3)	Percentages are calculated based upon the number of outstanding shares of our common stock as of February 15, 2007.

Ownership of Common Stock by Directors and Executive Officers.  The following table shows, as of February 15, 2007, the shares of our common stock beneficially owned by (i) each director and director nominee, (ii) each Named Executive Officer, and (iii) all directors and executive officers as a group.

Except as otherwise noted, each of the following persons has sole voting or investment power with respect to the shares of common stock beneficially owned by him or her.

	Number of
	Shares Beneficially				Percent of
Name of Individual	Owned		Deferral Plans(1)	Total	Class

Linda G. Alvarado	98,159		9,234	107,393	*
Barry H. Beracha	90,707		4,966	95,673	*
John T. Cahill	481,335	(3)	59,267	540,602	*
Eric J. Foss	935,014	(3)	0	935,014	*
Alfred H. Drewes	489,966	(3)	0	489,966	*
Ira D. Hall	34,850		3,395	38,245	*
Hugh F. Johnston	0	(2)	0	0	*
Thomas H. Kean	100,157		9,234	109,391	*
Robert C. King	104,137	(3)	0	104,137	*
Susan D. Kronick	87,570		4,247	91,817	*
Pablo Lagos	141,193	(3)	0	141,193	*
Blythe J. McGarvie	37,013		10,077	47,090	*
Margaret D. Moore	115,226	(2)	0	115,226	*
Yiannis Petrides	347,545	(3)	0	347,545	*
John A. Quelch	9,495		2,914	12,409	*
Clay G. Small	34,961	(2)	1,984	36,945	*
Javier G. Teruel	0		0	0	*
All directors and all executive officers as a group (18 persons)	3,381,601		105,318	3,486,919	1.5%

*	Less than 1%

(1)	Reflects PBG phantom stock units under deferred compensation arrangements that will be settled in shares of PBG common stock on a one-for-one basis.

(2)	Ms. Moore and Messrs. Small and Johnston each disclaim any beneficial ownership that she or he may have in PepsiCo’s shares of our common stock.

(3)	Includes shares of PBG common stock that our executive officers will have the right to acquire within 60 days of February 15, 2007 through the exercise of stock options as follows: John T. Cahill, 468,933 shares; Eric J. Foss, 178,048 shares; Alfred H. Drewes, 97,403 shares; Robert C. King, 52,938 shares; Pablo Lagos, 58,596 shares; Yiannis Petrides, 105,335 shares; and all directors and executive officers as a group, 1,024,619 shares.

Stock Ownership Guidelines.  Our stock ownership guidelines call for key senior executives to own our common stock (or deferral plan units) ranging from 15,000 shares for certain executives up to 175,000 shares for our President and Chief Executive Officer. The stock ownership goal must be reached by no later than January 2012 for our President and Chief Executive Officer, and for the other executives, within five years of their election or appointment. Annual requirements equal to 20% of the total number of shares required must also be met during the five-year period. In February 2006, our Board amended the Corporate Governance Principles and Practices to include stock ownership guidelines for non-management directors. The stock ownership guidelines call for non-management directors to own 6,000 shares of common stock within five years of their election to our Board. Outstanding stock options are not counted towards the satisfaction of the ownership guidelines for either executives or directors. All of our key senior executives and non-management directors have met or exceeded their annual stock ownership guideline requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

PBG is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. We are a public company, having been created in 1999 via an initial public offering by PepsiCo, and we have around 70,000 employees worldwide and over $12 billion in annual sales. We operate in seven countries, which are separated into three operating segments: United States & Canada, Mexico, and Europe (comprised of Greece, Russia, Spain, and Turkey). We work in a fast-paced industry under intense competition from other multi-national, as well as regional and local, beverage companies. We establish strategic plans to compete successfully in the marketplace, and our success depends on the ability of our employees to execute against these plans as they interact with customers every day.

We, and many others external to our Company, measure our success by looking at our year-over-year growth rates against key business measures, including profit, earnings per share, volume of product sold, and operating free cash flow. We also evaluate our success against less-formulaic, or qualitative, measures, such as strategic planning, organizational capabilities, and executive development.

The leaders of our Company have a significant impact on our success and must possess the industry expertise and vision to establish strategic plans that ensure PBG’s long-term growth and prosperity and the discipline to stay with those long-term plans in the face of short-term marketplace pressures. Our leaders must also have the industry knowledge and experience to create tools and processes that enable our frontline employees to win in the marketplace every day.

We strive to develop and retain leaders with this industry-specific combination of skills and, as a result, we place great value on the experiences of our leadership team within PBG, the Pepsi-Cola system and our industry in general. Our executive compensation program is designed to attract and retain the leaders we need to be successful and to motivate our leaders to achieve our key business objectives.

Oversight of Our Executive Compensation Program

Our executive compensation program is overseen by our Compensation and Management Development Committee, which is comprised solely of independent, non-management directors. For a description of the Committee’s composition and responsibilities, and the role of its independent compensation consultant, see the “Corporate Governance” section.

Objectives of Our Executive Compensation Program

The approach to our executive compensation program has been consistent over our Company’s history — the Committee, with the input of management, establishes the core objectives of our executive compensation program and the Committee is provided the tools, information and flexibility to satisfy those objectives in light of prevailing market trends, competitive pressures, regulatory changes, and Company and individual considerations.

The core objectives of our executive compensation program are to:

•	Attract, retain and motivate key executives whose performance is critical to the Company’s success by providing a total compensation program that is appropriately competitive within our industry and reinforces our short-term and long-term business objectives by;

•	motivating and rewarding executives for achieving and exceeding our business objectives;

•	providing financial consequences to executives for failing to achieve our business objectives; and

•	retaining key performers through meaningful wealth-creation opportunities.

•	Provide a program that is simple and straightforward so that our executives have a clear understanding of our business objectives and the results required to earn variable pay;

•	Align the interests of shareholders, the Company, and executives by placing particular emphasis on performance-based and equity-based compensation;

•	Maintain a financially responsible program that is appropriate within our financial structure and sensitive to the dilutive impact on shareholders;

•	Establish and maintain our program in accordance with all applicable laws and regulations, as well as with corporate governance best practices.

We achieve the above objectives through the use of various executive compensation elements that drive both short-term and long-term Company performance, deliver to our executives fixed pay as well as variable, performance-based pay, and provide significant personal exposure to PBG common stock. In 2006, these elements included base salary, an annual performance-based cash incentive (variable, short-term pay), long-term incentive awards in the form of stock options and RSUs (variable, long-term pay), limited perquisites, and pension benefits.

Executive Compensation Policies and Practices

To implement the objectives set out above, the Committee has established several policies and practices that govern the design and structure of PBG’s executive compensation program.

Process of Designing the Executive Compensation Program.  Each year, the Committee reviews the PBG executive compensation program and establishes the target compensation level for our CEO and the other Named Executive Officers who appear in the tables in this proxy statement. For a description of this process, see the section entitled “Corporate Governance — Process of Designing the Executive Compensation Program.”

Target Compensation — Use of Peer Group Data.  In establishing the target total compensation for the Named Executive Officers, the Committee considers the competitive labor market, as determined by looking at PBG’s peer group of companies and other compensation survey data. The Committee believes that the total compensation paid to executive officers generally should be targeted at the midpoint of the third quartile (i.e., the 50th – 75th percentile) of the total compensation paid to executive officers at companies within our peer group.

PBG’s peer group is made up of comparably sized companies, each of which is a PBG competitor, customer or peer from the consumer goods industry. PBG’s total revenues approximate the median total revenues of the companies in the peer group. Our peer group companies are generally world-class, industry leading companies with superior brands and/or products. The Committee, with the assistance of senior management and the Committee’s independent compensation consultant, periodically reviews PBG’s peer group, and the Committee views the peer group as an appropriate measure of the competitive labor market for the Company’s executives. In 2006, our peer group included:

Anheuser-Busch Companies, Inc.
Aramark Corporation
Campbell Soup Company
Clorox Company, Inc.
Coca-Cola Enterprises Inc.
Colgate-Palmolive Company
Dean Foods Company
FedEx Corporation
General Mills, Inc.	H.J. Heinz Company Hershey Foods Corporation Kellogg Company Kimberly-Clark Corporation PepsiAmericas, Inc. Sara Lee Corporation Staples, Inc. Supervalu Inc. Yum! Brands, Inc.

The Committee utilizes peer group data as the primary indicator of the market range of target compensation for each of our Named Executive Officers. For certain executives and with respect to certain elements of compensation, however, the Committee may also utilize other compensation survey data to establish the market range. Based on the peer group and other data, the Committee establishes the third quartile for total compensation, as well as for each element of direct compensation — base pay, annual incentive and long-term incentive. The Committee then establishes the midpoint of the third quartile as its “market target.”

The Committee, however, does not formulaically set the target compensation for our Named Executive Officers at the market target. In determining the appropriate target compensation for each executive, the Committee reviews each individual separately and considers a variety of factors in establishing his or her target compensation. These factors may include the executive’s time in position, unique contribution or value to PBG, recent performance, and whether there is a particular need to strengthen the retention aspects of the executive’s compensation. As to recent performance, the Committee, together with the Nominating and Corporate Governance Committee, formally advises the Board on the annual individual performance of the CEO, and the Committee annually evaluates the performance of the other Named Executive Officers with the assistance of the CEO. Based on the individual’s performance and the other factors considered by the Committee, the Committee may establish an executive’s target compensation at a level which differs from the market target.

Use of Tally Sheets.  The Committee annually reviews a tally sheet of each Named Executive Officer’s PBG compensation. This tally sheet includes detailed data, as of the end of the prior fiscal year, for each of the following compensation elements and includes a narrative description of the material terms of any relevant plan, program or award:

•	Annual direct compensation: Information regarding base salary, annual incentive, and long-term incentive for the past three years;

•	Equity awards: Detailed chart of information regarding all PBG equity-based awards, whether vested, unvested, exercised or unexercised, including total pre-tax value to the executive and holdings relative to the executive’s Stock Ownership Guidelines (see description below);

•	Perquisites: Line item summary showing the value of each perquisite as well as the value of the tax gross-up, if any;

•	Pension / Deferred Compensation: Value of pension plan benefit (qualified plan, non-qualified plan and total) and value of defined-contribution plan accounts (401(k) and deferred compensation), including the year-over-year change in value in those accounts;

•	Life Insurance Benefits (expressed as multiple of cash compensation as well as actual dollar value);

•	Description of all compensation and benefits payable upon a termination of employment.

The Committee reviews the information presented in the tally sheet to ensure that it is fully informed of all the compensation and benefits the executive has received as an employee of the Company. The Committee does not, however, specifically use the tally sheet in determining the executive’s target compensation for a given year.

Fixed Versus Performance-Based Compensation.  We believe that to appropriately motivate our senior executives to achieve our business objectives, a majority of their compensation should be tied to the performance of the Company. Thus, we place great emphasis on performance-based compensation and we link the level of payment of that compensation to the achievement of our business objectives. As a result of this link, for years where the Company achieves above-target performance, executives will be paid above-target compensation, and for years where the Company achieves below-target performance, executives will be paid below-target compensation.

We also believe that the more influence an executive has over Company performance, the more the executive’s compensation should be tied to our performance results. Therefore, in setting the target compensation for our executives, we link the level of the executive and the percentage of his or her direct compensation that is performance-based. Thus, the more senior the executive, the greater the percentage of his or her direct compensation that is performance-based.

When looking at the three principal elements of target compensation, we view base salary as fixed pay (i.e., once established, it is not performance-based) and the annual incentive and long-term incentive as performance-based pay. With respect to our equity-based, long-term incentive, we view the market value of PBG common stock as the primary performance component. This is especially true in the case of stock options, which have no value to the executive unless the market value of PBG common stock goes up after the grant date. In the case of other equity-based awards, such as RSUs, that have value to the executive even if the market value of PBG common stock goes down after the grant date, we may include a second performance component — a specific performance target — that must be satisfied in order to vest in the award. The forms of equity-based awards we utilize under our program are discussed in greater detail below in the section entitled “Form of Equity-Based Compensation.”

For 2006, the percentage of performance-based pay within the target total compensation of our senior executives ranged from around 90% for the CEO to around 70-80% for the other Named Executive Officers and around 50-65% for vice presidents.

Performance Targets.  Consistent with the objectives of our program, we utilize the performance-based elements of our program to reinforce our short-term and long-term business objectives and to align shareholder and executive interests. As a result, in selecting the criteria on which to base the performance targets underlying our short-term and long-term incentive pay, we choose criteria that are leading indicators of our success, important to our shareholders and external market professionals, and relevant to our executives whose performance we strive to motivate towards the achievement of the particular targets.

For our business and industry, we believe the most relevant criteria on which to evaluate our success are profit, earnings per share (“EPS”), volume of product sold, and operating free cash flow (as defined in our earnings releases). We view EPS as the best composite indicator of PBG’s operational performance. The Committee therefore emphasizes EPS in establishing performance targets for the Named Executive Officers. In evaluating the Company’s performance against such EPS targets, however, the Committee considers the impact of unusual events on the Company’s reported EPS results (e.g., acquisitions, changes in accounting practices, etc.) and may adjust the results for purposes of determining the extent to which the EPS targets were or were not achieved.

Short-Term Incentive.  Under our short-term incentive program, we establish performance targets that are designed to motivate executives to achieve our short-term business targets. Therefore, for the executives leading our geographic business units, the Committee links the payment of the executives’ annual bonus to the achievement of year-over-year profit and volume growth targets, which are set at levels specifically chosen for each geographic territory. The Committee believes tying these executives’ annual bonuses to local profit and volume growth is the best way to motivate executives to achieve business success within the regions they manage.

For our Named Executive Officers, the Committee establishes a table of EPS targets that, depending on the level of EPS achieved during the year, establishes the maximum bonus payable to each executive for that year. No bonus is payable if EPS is below a certain level. The Committee then uses its discretion to determine the actual bonus paid to each executive, which is never greater, and is typically much less, than the maximum bonus payable. In exercising this discretion, the Committee refers to a separately established EPS or net operating profit before taxes (“NOPBT”) target, as well as volume and operating free cash flow targets, which the Committee establishes at the beginning of the year. For Named Executive Officers with worldwide responsibilities, these targets are typically consistent with the Company’s EPS, volume and operating free cash flow guidance provided to external market professionals at the beginning of the year. For Named Executive Officers with responsibility over one of our operating segments outside the United States, these targets are typically consistent with the Company’s internal operating plans for the particular segment. For the CEO in particular, the Committee’s discretion is also guided by reference to certain qualitative performance targets (often related to strategic planning, organizational capabilities and/or executive development). Notably, in establishing the actual bonus paid (within the limit of the maximum bonus payable), the Committee refers to the above quantitative and qualitative factors, but reserves the right to pay a bonus at the level it deems appropriate based on the performance of the Company and each executive. The targets established by the Committee with respect to the 2006 bonus are described in the narrative to the Summary Compensation Table.

Long-Term Incentive.  The Committee provides our long-term incentive in the form of an equity-based award because it believes the price of PBG common stock to be a strong indicator of whether PBG is meeting its long-term objectives. The Committee therefore believes it important that each executive, in particular our senior executives, have personal financial exposure to the performance of PBG common stock. Such exposure results in a link between shareholder and executive interests and motivates our executives to achieve and sustain the long-term growth of PBG.

As a way of ensuring our executives remain motivated, the Committee does not provide for immediate vesting of our long-term incentive. Instead, consistent with the three-year time frame with respect to which we establish our strategic plans, the Committee typically provides for a three-year vesting period for equity-based awards. Executives must remain an employee of the Company through the vesting date to vest in the award. For equity-based awards that have no value to the executive on the grant date, such as stock options, the Committee typically provides for staged vesting of such awards over the three-year vesting period (e.g., one-third vesting each year). For equity-based awards that have value to the executive on the grant date, such as RSUs, the Committee typically provides for vesting of the award only at the end of the three-year period.

For awards to our Named Executive Officers that have actual value on the grant date (such as RSUs), the Committee may also establish an EPS performance target for the year in which the award is granted. The achievement of this EPS target is a prerequisite to vesting in the award at the end of the three-year vesting period. The Committee believes such an additional performance element is appropriate to ensure that the executives do not obtain significant compensation if the performance of the Company in the year of grant is significantly below our EPS target. As our long-term incentive is designed to reinforce our long-term business objectives, however, the Committee typically establishes this one-year EPS performance target at a lower level than the Company’s external guidance. The Committee does so to ensure that executives only lose the RSUs granted in that year if the Company misses its EPS targets to such an extent as to indicate that a performance issue exists that is unlikely to be resolved in the near term. The implementation of this additional EPS performance target also assists to ensure that the compensation paid through our long-term incentive is deductible to the Company (see the section entitled “Deductibility of Compensation Expenses” below).

Cash Versus Equity-Based Compensation.  We design our program to provide a mix of cash and equity-based compensation to our executives. We view the combination of cash and equity-based compensation as an important tool to assist us in achieving the objectives of our program.

We pay base salary in cash so that our executives have a steady, liquid source of compensation. To remain focused on their day-to-day job responsibilities, executives (and all employees) need to know that they will receive a fixed, reliable level of compensation, which will be available to pay day-to-day living expenses.

We pay our annual incentive in cash because our annual incentive is tied to the achievement of our short-term (i.e., annual) business objectives, and we believe a cash bonus is the strongest way to motivate the achievement of these objectives. Cash is immediate in its recognition of a job well done as it has immediate value and liquidity and is not dependent upon future performance of the Company.

Finally, we pay our long-term incentive in the form of PBG equity because our long-term incentive is tied to our long-term business objectives, and we believe the market value of PBG equity is a strong indicator of whether PBG is achieving its long-term business objectives. In particular, we are committed to paying a significant portion of executive compensation in the form of PBG equity because we believe it is the most effective form of compensation to ensure alignment between the interests of our executives and those of PBG’s shareholders. We are deliberate, however, in our use of equity compensation to avoid an inappropriate dilution of PBG’s current shareholders.

The Committee periodically reviews the mix of cash and equity-based compensation provided under the program to ensure that the mix is appropriate in light of market trends and the Company’s primary business objectives. The Committee undertook such a review in late 2005. Following this review, the Committee concluded that our executive compensation program was modestly over-weighted towards the equity-based element of our program when compared to our peer group companies and the market in general. As a result, beginning in 2006, the Committee shifted some of the value provided under our program from the long-term incentive element to the annual incentive element. This shift was applied to all levels of executives. The Committee viewed this mix shift as a way to reemphasize our annual business objectives and to keep our program in line with the market. The Committee did not reduce the total value of the program.

For 2006, the percentage of equity-based pay within the target total compensation of our senior executives ranged from over 60% for the CEO to around 50% for the other Named Executive Officers and around 40% for vice presidents.

Form of Equity-Based Compensation.  Under our program, each executive annually receives an equity-based, long-term incentive award. Our shareholder-approved Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”) authorizes the Committee to grant equity-based awards in various forms, including stock options, restricted stock, and RSUs. The Committee selects the form of equity award based on its determination as to which form most effectively achieves the objectives of our program. While the amount of the award varies based on the level of executive, the form of the award has historically been the same for all PBG executives regardless of level.

2006 Change in Form of Award.  Prior to 2006, the Company exclusively used stock options as the form of the annual long-term incentive award. Our use of stock options at that time was generally consistent with our peer group companies and the market.

Beginning in 2006, the Committee changed the form of the annual equity-based award from 100% stock options to 50% stock options and 50% RSUs. The Committee made this change primarily as a result of its analysis of market practice. The Committee found that, by 2005, PBG’s peer companies and many companies in the market had begun to shift away from the exclusive use of stock options to either exclusive or partial use of restricted stock or RSUs. The Committee believed that several of the reasons underlying this market shift also applied to PBG, including the following:

SFAS 123R.  The Company was required to adopt SFAS 123R at the start of 2006. Under SFAS 123R, the Company records as a charge to its earnings the fair value of any equity-based award, including, for the first time, stock options. The fair value of a stock option award is measured on the grant date of the award based on a compensation valuation methodology that ascribes a theoretical grant-date value to such options, even though from the executive’s perspective, the options have no actual value unless the price of the underlying stock goes up and the executive vests in the award. Because the expense related to stock options is based on the theoretical value of the options on the grant date, if the price of the underlying stock does not rise after the grant date, a company would be in the undesirable position of having recorded a charge to earnings despite the fact that the executive who received the options realized no actual compensation from the options. As a result of the impact of SFAS 123R, many of PBG’s peer companies greatly reduced or eliminated their use of stock options. Similarly, while the Company believes that the price of PBG common stock will likely rise over the long-term, the Committee decided that, given the impact of SFAS 123R and in light of the market’s response thereto, the exclusive use of stock options was not the most appropriate approach for PBG in 2006.

Dilutive Impact.  The Committee reviewed market practice in light of the increasing attention given to companies’ annual share utilization (or run rate) and overhang.1 The Committee found that certain of PBG’s peer companies, as well as the market in general, were reducing their use of stock options, in part, in an effort to reduce their run rate and, over time, their overhang. In selecting the form of equity-based award for the 2006 executive compensation program, the Committee therefore analyzed and considered the impact of various forms on the Company’s run rate and overhang. The Committee found that, for PBG, stock options utilize approximately three times the number of shares as restricted stock/RSUs and, like other companies, the exclusive use of stock options has a greater adverse impact on run rate. In addition, unlike RSUs, which under our program are satisfied through the issuance of shares on the vesting date, stock options can remain outstanding for their entire ten-year term. Thus, stock options have a prolonged adverse impact on overhang as compared to RSUs.

1 Run rate is generally a measure of the number of shares underlying equity-based awards granted to employees in a given year as a percentage of the number of shares issued and outstanding as of the end of such year. Overhang is generally a measure of the number of shares authorized to be issued pursuant to employee awards, whether outstanding or to be granted in the future (“Plan Shares”), as a percentage of the number of shares issued and outstanding at a given point in time plus the Plan Shares.

Due to the greater adverse impact that stock options have on the Company’s run rate and overhang, the Committee believed that, to stay in line with the market, it was appropriate to reduce the use of stock options.

The Committee then considered various forms of equity-based awards as a replacement for all or a part of the stock options. The Committee focused its consideration on restricted stock and RSUs based on an analysis of market trends as well as their respective tax, accounting and share usage characteristics. The Committee concluded that RSUs were the more appropriate form of equity-based award. The Committee then determined that a mix of forms would be appropriate and determined to modify the annual long-term incentive award to the form of 50% stock options and 50% RSUs.

The Committee believes that, for 2006 and likely the next few years, this mix of forms is the most appropriate approach for the Company because of the balanced impact this mix has when viewed in light of several of the objectives of our executive compensation program, including motivating and retaining a high-performing executive population, aligning the interests of shareholders and executives, and creating a program that is financially appropriate for PBG.

Equity Award Grant Practices.  We have a consistent practice with respect to the granting of stock options and other equity-based awards, which the Committee established early in the Company’s history and which belies any concern regarding the timing or pricing of such awards, in particular stock options.

Timing of Grants.  Executives receive equity-based awards under three scenarios. First, as discussed above, all executives annually receive an award, which has always been comprised, entirely or in part, of stock options. Under the Company’s long-established practice, the Committee approves this annual award at its first meeting of the calendar year (around February 1), and establishes the grant date of the award as March 1. Other than with respect to the Company’s first year of operations following its initial public offering, March 1 has been the fixed grant date for our annual equity-based award. March 1 was selected because it aligns with several other PBG human resources processes for all employees, including the end of the annual performance review process and the effectiveness of base salary increases.

Second, individuals who become an executive of PBG for the first time within six months after the March 1 date are eligible for an award equal to 50% of the annual award. This pro-rated award is granted to all new executives on the same, fixed date of September 1.

Finally, senior executives may, on rare occasion, receive an additional equity-based award when they are first hired by PBG, when they are promoted to a new position, or when there is a special consideration related to an executive that the Committee seeks to address. In all cases of these awards, the grant date occurs after the award is approved.

Pricing of Stock Options.  Throughout the Company’s history, the exercise price of stock options has been equal to the fair market value of PBG common stock on the grant date. The Company has never repriced stock options. We define “Fair Market Value” as the average of the high and low sales prices of PBG common stock as recorded on the NYSE on the grant date, rounded up to the nearest penny.

SEC regulations governing the content of the tables that follow in this proxy statement establish the closing price of PBG common stock on the grant date as the indicator of Fair Market Value and require companies to include an additional column to the table entitled Grants of Plan-Based Awards in Fiscal Year 2006 if the closing price is higher than the exercise price. Because our methodology is different than that selected by the SEC (i.e., we use the average price on the grant date), the closing price on March 1, one of the two days on which we granted options to Named Executive Officers in 2006, was slightly higher than the exercise price of the options granted on that date. For the other day, July 24, the closing price was lower than the exercise price. We have included information regarding the different prices on both grant dates in the table entitled Grants of Plan-Based Awards In Fiscal Year 2006.

We believe our stock option pricing methodology is an accurate representation of the Fair Market Value of PBG common stock on the grant date. While the Committee has not approved any change to this methodology, the Committee will continue to monitor market practice in light of the SEC’s regulations that identify closing price as the proxy for Fair Market Value of the underlying stock on the grant date.

Perquisites.  PBG has a practice of providing senior executives with limited perquisites, which is consistent with our policy of ensuring that a majority of senior executives’ pay is performance-based. The value of the perquisites provided to each Named Executive Officer is indicated in the footnotes to the Summary Compensation Table.

Certain perquisites provided to our senior executives are services or benefits designed to ensure that executives are fully focused on their responsibilities to the Company. For example, we make annual physicals available to our senior executives so that they can efficiently address this important personal issue and, therefore, maximize their productivity at work. Other perquisites, such as our Company car program, simply represent a Company choice on how to deliver fixed pay to our executives.

We also provide certain specific perquisites to senior executives who move to and work in international locations. Such perquisites are provided based on local and competitive practices. Perquisites such as security and housing allowances are typical in the international marketplace and are designed to ensure that the executive maintains a standard of living consistent with that of his or her home country and to encourage executives to accept the position and live within the market in which they work.

For certain perquisites, the Company reimburses (or “grosses-up”) the executive for the tax liability resulting from the income imputed to the executive in connection with the perquisite. We do so because we do not want our provision of such perquisites to result in a financial penalty to the executive and potentially discourage the executive from taking advantage of the perquisite. For example, we gross-up an executive with respect to his or her annual physical. We do not, however, gross-up perquisites with respect to which the Company does not have an interest in encouraging, such as our executives’ limited personal use of corporate transportation.

Stock Ownership Guidelines.  To achieve our program objective of aligning shareholder and executive interests, the Committee believes that our business leaders must have significant personal financial exposure to PBG common stock. The Committee, therefore, has established stock ownership guidelines for the Company’s key senior executives and directors. These guidelines are described in the section entitled “Corporate Governance — Stock Ownership Guidelines.”

Trading Windows / Hedging.  We restrict the ability of certain employees to freely trade in PBG common stock because of their periodic access to material non-public information regarding PBG. Under our Insider Trading Policy, all of our key executives (including the Named Executive Officers) are permitted to purchase and sell PBG common stock and exercise PBG stock options only during limited quarterly trading windows. In addition, under our Worldwide Code of Conduct, all employees, including our Named Executive Officers, are prohibited from hedging against or speculating in the potential changes in the value of PBG common stock.

Compensation Recovery for Misconduct.  We believe our executives and, in particular, our senior executives conduct PBG business with the highest integrity and in full compliance with the PBG Worldwide Code of Conduct. Each executive annually certifies to his or her compliance with the Code of Conduct, and we maintain an internal, online training program for executives with respect to various aspects of our Code of Conduct.

The Committee nevertheless believes it appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Therefore, the Committee has included as a term of our equity-based awards that in the event the Committee determines that an executive has engaged in “Misconduct” (which is defined in the LTIP to include, among other things, a violation of our Code of Conduct), then all of the executive’s then outstanding equity-based awards shall be immediately forfeited and the Committee, in its discretion, may require the executive to repay to the Company all gains realized by the executive in connection with any PBG equity-based award (e.g., through option exercises or the vesting of RSUs) during the twelve-month period preceding the date the Misconduct occurred. This latter concept of repayment is commonly referred to as a “claw back” provision.

As a majority of the compensation paid to an executive at the vice president level or higher is equity-based, the Committee believes our approach to compensation recovery through the LTIP is the most direct and appropriate for PBG.

Employment / Severance Agreements.  Neither our CEO nor any other Named Executive Officer has (or ever has had) an individual employment or severance agreement with the Company entitling him to base salary, cash bonus, perquisites, or new equity grants following termination of employment.

Indeed, as a matter of policy and practice, the Company does not generally enter into any individual agreements with executives. There are limited exceptions to this policy. First, in connection with the involuntary termination of an executive, the Company has, in light of the circumstances of the specific situation, entered into appropriate severance or settlement agreements. Second, in the case of an executive’s retirement, the Company has, on rare occasion, entered into a short-term consulting arrangement with the retired executive to ensure a proper transfer of the business knowledge the retired executive possesses. Finally, our standard long-term incentive award agreement that applies to all executives typically provides for the accelerated vesting of outstanding, unvested awards in the case of the executive’s death, disability or retirement. With respect to our CEO and other Named Executive Officers, the value of these benefits is summarized in the section entitled “Potential Payments Upon Termination or Change in Control.”

Approved Transfers To / From PepsiCo.  We maintain a policy intended to facilitate the transfer of employees between PBG and PepsiCo. The two companies may, on a limited and mutually agreed basis, exchange employees who are considered necessary or useful to the other’s business (“Approved Transfers”). Certain of our benefit and compensation programs (as well as PepsiCo’s) are designed to prevent an Approved Transfer’s loss of compensation and benefits that would otherwise occur upon termination of his or her employment from the transferring company. For example, at the receiving company, Approved Transfers receive pension plan service credit for all years of service with the transferring company. Also, upon transfer, Approved Transfers vest in their transferring company equity awards rather than forfeit them as would otherwise be the case upon a termination of employment.

Two of our Named Executive Officers, Mr. Drewes and Mr. Lagos, were Approved Transfers from PepsiCo. As discussed in the footnotes to the Pension Benefits Table, Mr. Drewes and Mr. Lagos are eligible for pension benefits attributable to their service at PepsiCo prior to transfer. The “Potential Payments Upon Termination or Change In Control” section of this proxy statement sets forth in more detail the various compensation and benefits available to Approved Transfers.

Change in Control Protections.  PBG was created in 1999 via an initial public officering by PepsiCo, and PepsiCo holds approximately 44% of the voting power of PBG common stock. In addition, our authority to make, sell and deliver Pepsi-Cola products is governed by our Master Bottling Agreement with PepsiCo. If this agreement were terminated, we would lose the ability to sell Pepsi-Cola products.

The Master Bottling Agreement explicitly provides that PepsiCo may terminate the agreement in the event that, without PepsiCo’s consent, any person or entity acquires more than 15% of PBG’s common stock or PBG disposes of substantially all of its bottling assets. As such, an acquisition of PBG can only practically occur with PepsiCo’s consent. Given this protection against a non-PepsiCo approved acquisition, the only change in control protection we provide through our executive compensation program is a term of our LTIP, which provides for the accelerated vesting of all outstanding, unvested equity-based awards at the time of a change in control of PBG. Given the important relationship PBG has with PepsiCo, the definition of change in control under the LTIP includes, among several other events, the acquisition by any person or entity of 20% or more of PepsiCo’s outstanding voting securities.

The Committee believes the protection under the LTIP is appropriate to motivate executives to remain with PBG in the unlikely event there arises a possibility of PBG’s change in control. With respect to our CEO and other Named Executive Officers, the value of the change in control benefits provided under the LTIP is summarized in the section entitled “Potential Payments Upon Termination or Change in Control.” The Company does not gross-up any executive for potential excise taxes that may be incurred in connection with a change in control.

Deductibility of Compensation Expenses.  Pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”), certain compensation paid to the CEO and other Named Executive Officers in excess of $1 million is not tax deductible, except to the extent such excess compensation is performance-based. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing the target compensation for executive officers. For 2006, we believe that substantially all of the compensation paid to our executive officers satisfies the requirements for deductibility under Section 162(m).

As one of our primary program objectives, however, the Committee seeks to design our executive compensation program in a manner that furthers the best interests of the Company and its shareholders. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Committee therefore retains the ability to pay appropriate compensation to our executive officers, even if some of such compensation is non-deductible.

Executive Compensation Elements

Base Salary.  Under our executive compensation program, the Company’s budget for base salary merit raises in 2006 was consistent with the market and our industry. In accordance with our practices with respect to individual raises, the level of merit increase in the base salary for each Named Executive Officer in 2006 took into consideration the performance of the Company and the executive, any increase in the executive’s responsibilities, and an analysis of whether the executive’s base salary was within the third quartile of PBG’s peer group. The base salary paid to each Named Executive Officer is set forth in the Summary Compensation Table.

Annual Non-Equity Incentive Award.  The Committee established the 2006 annual incentive targets for our executives in February 2006.

Maximum / Target Award Amounts.  With respect to our Named Executive Officers, the Committee established specific EPS goals to determine the maximum bonus payable to each individual for purposes of Section 162(m). The Committee, in consultation with its independent compensation consultant, then established a specific annual incentive target award for each Named Executive Officer in order to guide the Committee’s negative discretion with respect to the actual bonus paid to each executive. Each target award was expressed as a percentage of the executive’s base salary and is set out in the narrative to the Summary Compensation Table and Grant of Plan-Based Awards Table. Consistent with the Committee’s decision to reallocate some of the value provided under our compensation program from equity-based awards to cash-based awards (see the section entitled “Executive Compensation Policies and Practices — Cash Versus Equity-Based Compensation” above), the Committee in 2006 increased by ten percent the annual incentive target awards that had been in effect for 2005 for Messrs. Cahill, Drewes, King, Lagos, and Petrides. The Committee determined to keep Mr. Foss’ 2006 annual incentive target at the same level as his 2005 target in light of the Committee’s review of market data for positions similar to Mr. Foss’.

The Committee later approved increased target awards for Messrs. Foss, King and Lagos in connection with their mid-year promotions. The Committee determined that these increases properly reflected each executive’s increased responsibilities. The Committee, however, implemented the increases prospectively such that each executive’s full-year target represented a blended target calculated based on the targets applicable in each of his prior and new positions.

Performance Goals.  To further guide the Committee’s discretion as to the actual bonus paid to the Named Executive Officers, the Committee established quantitative performance targets based on EPS or NOPBT, as well as volume of product sold and operating free cash flow. The specific targets are set out in the narrative to the Summary Compensation Table and Grant of Plan-Based Awards Table and are

consistent with the guidance the Company provided to the external market at the start of 2006. In approving the actual bonus paid to Mr. Cahill, the Committee also determined in February 2006 to consider performance against certain qualitative factors, including organizational capability, strategic long-term growth and a strengthened senior leadership team.

Actual Awards.  In February 2007, the Committee determined that the Company’s EPS performance in 2006 resulted in a maximum bonus of $5 million payable to each Named Executive Officer under Section 162(m). The Committee then reviewed the Company’s 2006 performance against the pre-established EPS/NOPBT, volume and operating free cash flow targets, which the Committee uses to guide its negative discretion in determining the actual bonus payable to each senior executive. The Committee concluded that the Company had performed above target with respect to each performance criterion for Messrs. Foss, Drewes and King and, as a result, determined to pay each of them a bonus equal to 125% of their individual target award. The Committee also concluded that the Company had performed above target with respect to performance in Mexico and, as a result, determined to pay Mr. Lagos a bonus equal to 121% of his target award. The Committee further concluded that the Company underperformed with respect to performance in Europe and, as a result, determined to pay Mr. Petrides a bonus equal to 67% of his target award. The Committee believed these percentages reflected the Company’s 2006 performance and was consistent with its policy to link pay to performance.

With respect to Mr. Cahill, the Committee concluded that the Company had performed above target with respect to each performance criterion for Mr. Cahill. The Committee determined not to exercise its negative discretion and to award Mr. Cahill the maximum bonus of $5 million. While in every instance of the Company’s history, the Committee has utilized its negative discretion to pay an amount that is significantly less than the maximum bonus amount, the Committee determined that Mr. Cahill’s exceptional efforts and success in planning for and ensuring a smooth and effective transition of his CEO responsibilities warranted the bonus payment.

Long-Term Incentive.  Consistent with its established practice, the Committee approved the 2006 long-term incentive awards for each of our Named Executive Officers after reviewing comparative market data for both total compensation and long-term incentives. The Committee also implemented its decision to reduce the value of the long-term incentive and increase the value of the annual incentive targets for 2006 (see the section entitled “Executive Compensation Policies and Practices — Cash Versus Equity-Based Compensation” above). As a result, the 2006 long-term incentive awards granted to our Named Executive Officers were, on average, less than the 2005 awards. When included with the base salary and annual incentive increases, however, the total compensation for our Named Executive Officers was increased by around 3.5%, which is in line with the base salary raises for all Company employees as well as the market for total compensation paid to senior executives.

The 2006 awards to our Named Executive Officers included the same terms and conditions as the awards to all other executives, except that consistent with its practice (see the section entitled “Executive Compensation Policies and Practices — Performance Targets” above) the Committee made the vesting of the RSU award granted to our Named Executive Officers subject to the achievement of a 2006 EPS performance target. In February 2007, the Committee determined that the 2006 EPS target had been satisfied, such that each Named Executive Officer will vest in his 2006 long-term incentive award if he remains employed by the Company through March 1, 2009. The terms and conditions of the long-term incentive awards, as well as the 2006 EPS target, are set out in the narrative to the Summary Compensation Table and Grant of Plan-Based Awards Table.

Mr. Foss’ July 2006 Stock Option Award.  In connection with his promotion to President and CEO in July 2006, the Committee determined to award Mr. Foss a special stock option award. The Committee believed the award was an important way to recognize the Board’s confidence in Mr. Foss’ future contributions as President and CEO and to strengthen the retentive nature of Mr. Foss’ long-term incentive compensation. The award was also consistent with past Company practice with respect to senior-level promotions as well as market practice.

Notwithstanding the Company’s practice of establishing the grant date of an equity-based award to a newly-promoted executive as the effective date of the promotion, the Committee, upon recommendation of its independent compensation consultant, granted the stock options to Mr. Foss on July 24, 2006, two trading days following the effective date of his being promoted to CEO. The Company issued a press release on July 20, 2006 announcing its change in CEO from Mr. Cahill to Mr. Foss. Due to the significance of this announcement, the Committee decided to postpone for two trading days the grant date of Mr. Foss’ stock option award so that the grant price of the options was established only after any impact of the announcement was reflected in the market value of PBG stock. The Fair Market Value of PBG common stock on the date of the announcement was $34.00 and on the grant date was $33.77.

Perquisites.  In 2006, limited perquisites were provided to our Named Executive Officers, consistent with the Company practice described above in the section entitled “Executive Compensation Policies and Practices — Perquisites.” These perquisites are described in the footnotes to the Summary Compensation Table.

Pension.  The Company maintains a qualified defined benefit pension plan for essentially all U.S. employees hired before 2007 and a non-qualified defined benefit pension plan (the “Excess Plan”) for such employees with annual compensation or pension benefits in excess of the limits imposed by the IRS. The Excess Plan provides for a benefit under the same benefit formula as provided under the qualified plan, but without regard to the IRS limits. The terms of these plans are essentially the same for all participating employees and are described in the narrative to the Pension Benefits Table. Our U.S.-based Named Executive Officers (Messrs. Cahill, Foss, Drewes, and King) participate in these plans.

Mr. Petrides and Mr. Lagos participate in a separate non-qualified defined benefit pension plan (the PepsiCo International Retirement Plan), which is designed to provide a pension benefit to senior executives who live and work outside of the U.S. or their home country. The pension benefit provided under this plan is essentially the same as that provided to our U.S. employees under the above-referenced qualified pension plan and Excess Plan and is offset by all amounts paid to or on behalf of the executive by the Company pursuant to any Company sponsored plan or government mandated programs.

The Company does not provide any special pension plan formulas or provisions specifically for our Named Executive Officers.

401(k) / Non-Qualified Deferred Compensation.  In 2006, our U.S.-based Named Executive Officers participated in the same 401(k) program as provided to other U.S. employees. The Company did not provide any special 401(k) benefits to our Named Executive Officers.

The Company also maintains an Executive Income Deferral Program (the “Deferral Program”), through which all Company executives, including the Named Executive Officers, paid in U.S. dollars, may elect to defer all or part of their base salaries and/or their annual cash bonus. The Company makes the Deferral Program available to executives so they have the opportunity to defer all or a portion of their cash compensation without regard to the limit imposed by the IRS for amounts that may be deferred under the 401(k) plan. The material terms of the Deferral Program are described in the narrative to the Nonqualified Deferred Compensation Table.

2006 Summary Compensation Table

						Change in
						Pension
						Value
					Non-Equity	and
					Incentive	Nonqualified
					Plan	Deferred	All
			Stock	Option	Compen-	Compensation	Other
		Salary	Awards	Awards	sation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)		($)

John T. Cahill (5)	2006	$1,025,000 (6)	$3,368,536 (7)	$4,941,055 (8)	$5,000,000 (9)	$660,000	$77,708	(10)	$15,072,299
Executive Chairman of the Board

Eric J. Foss (11)	2006	754,500	975,979	2,025,066	1,289,000	387,000	64,513	(12)	5,496,058
President and Chief
Executive Officer

Alfred H. Drewes	2006	425,385	139,141	899,853	456,150	180,000	69,442	(13)	2,169,971
Senior Vice President
and Chief Financial
Officer

Yiannis Petrides (14)	2006	600,708	537,826	1,117,768	332,268	176,000	260,874	(15)	3,025,444
President, PBG Europe

Pablo Lagos (16)(17)	2006	406,805	139,435	555,022	362,701	192,000	202,980	(18)	1,858,943
President and General
Manager, PBG Mexico

Robert C. King (19)	2006	351,539	111,317	479,848	364,350	96,000	49,406	(20)	1,452,460
President, PBG North
America

(1)	The amount included in this column is the compensation cost recognized by the Company in fiscal year 2006 related to the executive’s outstanding equity awards that were unvested for all or any part of 2006, calculated in accordance with SFAS 123R without regard to forfeiture estimates. This amount encompasses equity awards that were granted in 2001, 2003, 2004, 2005 and 2006 and was determined using the assumptions set forth in Note 4, Share-Based Compensation, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (for 2006, 2005 and 2004 awards) and Note 11, Employee Stock Option Plans, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 (for 2003 and 2001 awards).

(2)	In past years, these amounts were reflected in a “Bonus” column of the Summary Compensation Table.

(3)	This amount reflects the aggregate change in 2006 in the actuarial present value of the executive’s accumulated benefit under all Company-sponsored defined benefit pension plans in which the executive participates calculated based on the material assumptions set forth in Note 14, Pension and Postretirement Medical Benefit Plans, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and Note 12, Pension Postretirement Medical Benefit Plans, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality and the post-retirement mortality assumptions used for purposes of calculating Mr. Lagos’ benefit under the PBG Mexico Retirement Plan. For purposes of the pension benefit calculations in all tables quantifying pension benefits other than benefits payable to Mr. Lagos under the PBG Mexico Retirement Plan, we calculated benefits based on the assumption that the executive works for the Company until age 62, the earliest age at which unreduced benefits are available to a plan participant who attains age 55 and ten years of service. For benefits payable to Mr. Lagos under the PBG Mexico Retirement Plan, we calculated benefits based on the assumption that the executive works until age 65, the earliest age unreduced benefits are available to a plan participant who attains age 55 and ten years of service. We used the discount rate and post-retirement mortality assumptions for 2006 identified in footnote 2 to the Pension Benefits Table. We used the 1983 Group Annuity Mortality Table and a discount rate of 8.70% to quantify the present value of Mr. Lagos’ accumulated benefit under the PBG Mexico Retirement Plan for 2005. No executive earned above-market or preferential earnings on deferred compensation in 2006 and, therefore, no such earnings are reported in this column.

(4)	The amount in this column reflects the actual cost of perquisites and personal benefits provided by the Company to each of the Named Executive Officers as well as the reimbursements paid by the Company to the executive for his tax liability related to certain of these Company provided benefits. The particular benefits provided to each Named Executive Officer are described below in footnotes 10, 12, 13, 15, 18 and 20. In addition, the Company purchases club memberships, season tickets and passes to various sporting events and other venues for purposes of business entertainment. On limited occasions, one or more of the Named Executive Officers (as well as other employees of the Company) may use such memberships, tickets or passes for personal use. There is no incremental cost to the Company in such circumstances. Therefore, no cost of such memberships, tickets and passes is reflected in the “All Other Compensation” column.

(5)	Mr. Cahill relinquished his position as Chairman and Chief Executive Officer and became Executive Chairman of the Board effective July 20, 2006. Mr. Cahill resigned as Executive Chairman of the Board effective March 31, 2007.

(6)	The amount of Mr. Cahill’s salary in excess of $1,000,000 ($25,000) was made subject to mandatory deferral under the PBG Executive Income Deferral Program until his termination of employment.

(7)	As a result of Mr. Cahill’s resignation from the Company on March 31, 2007, Mr. Cahill forfeited a substantial portion of his unvested Stock Awards to which these SFAS 123R compensation costs relate. After taking such forfeitures into consideration, the Company’s net SFAS 123R compensation costs with respect to his Stock Awards was approximately $1,062,707.

(8)	As a result of Mr. Cahill’s resignation from the Company on March 31, 2007, Mr. Cahill forfeited a substantial portion of his unvested Option Awards to which these SFAS 123R compensation costs relate. After taking such forfeitures into consideration, the Company’s net SFAS 123R compensation costs with respect to his Option Awards was approximately $4,489,055.

(9)	As more fully described in footnote 4 to the Grants of Plan-Based Awards Table and the accompanying narrative, the Committee awarded this bonus amount to Mr. Cahill in recognition of his exceptional efforts and success in planning for and ensuring a smooth and effective transition of his CEO responsibilities. While this bonus amount is in excess of the maximum amount under our non-equity incentive program reflected in the Grants of Plan-Based Awards Table, it was not greater than the maximum payout amount established for purposes of Section 162(m) based on the 2006 EPS performance of the Company.

(10)	This amount includes: (i) $43,497, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Cahill, including an annual physical and travel expenses related to the annual physical, a car allowance and related car expenses, financial advisory services, and personal use of corporate ground transportation; (ii) $25,411, which equals all tax reimbursements paid to Mr. Cahill for the tax liability related to Company provided perquisites and personal benefits, including his annual physical, car allowance and related car expenses, and financial advisory services; and (iii) a standard Company matching contribution of $8,800 in PBG common stock to Mr. Cahill’s 401(k) account.

(11)	Mr. Foss was promoted to President and Chief Executive Officer on July 20, 2006.

(12)	This amount includes: (i) $37,409, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Foss, including an annual physical and travel expenses related to the annual physical, a car allowance, financial advisory services and personal use of corporate transportation; (ii) $18,304, which equals all tax reimbursements paid to Mr. Foss for the tax liability related to Company provided perquisites and personal benefits, including his annual physical, car allowance, and financial advisory services; and (iii) a standard Company matching contribution of $8,800 in PBG common stock to Mr. Foss’ 401(k) account.

(13)	This amount includes: (i) $36,390, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Drewes, including an annual physical and travel expenses related to the annual physical, a company car and related car expenses, financial advisory services and personal use of corporate ground transportation; (ii) $24,252, which equals all tax reimbursements paid to Mr. Drewes for the tax liability related to Company provided perquisites and personal benefits, including his annual physical, a company car, and financial advisory services; and (iii) a standard Company matching contribution of $8,800 in PBG common stock to Mr. Drewes’ 401(k) account.

(14)	Mr. Petrides’ salary, non-equity incentive plan compensation and compensation indicated in the “All Other Compensation” column are paid in Euros. The values stated are in U.S. dollars and are based on the average exchange rate of Euros to one U.S. dollar. The average exchange rate of Euros to one U.S. dollar was 0.797 in 2006.

(15)	This amount includes $237,222, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Petrides, including a company car and related car expenses, a cash payment made in connection with Mr. Petrides’ housing, a housing allowance, a home leave allowance, tax advisory services, financial advisory services, relocation allowance and reimbursement, and an annual physical and travel expenses related to the annual physical. The following perquisites and personal benefits provided by the Company to Mr. Petrides met or exceeded the threshold for individual quantification and are as follows: $88,664 represents the cash payment made by the Company on behalf of Mr. Petrides to cover housing costs, which ceased on July 31, 2006; $26,654 represents the cost of providing a company car to Mr. Petrides and related car expenses; and $71,056 represents a relocation allowance and reimbursement of relocation expenses incurred as a result of the Company’s decision to relocate Mr. Petrides from Spain to Greece. The total amount shown in the above table also includes $23,652 for tax reimbursements paid to Mr. Petrides for his tax liability related to Company provided perquisites and personal benefits, including his company car, housing allowance, home leave allowance, tax advisory services, financial advisory services, and his annual physical.

(16)	Mr. Lagos became an executive officer of the Company on June 6, 2006.

(17)	Mr. Lagos’ salary, non-equity incentive plan compensation and compensation indicated in the “All Other Compensation” column are paid in Pesos. The values stated are in U.S. dollars and are based on the average exchange rate of Pesos to one U.S. dollar. The average exchange rate of Pesos to one U.S. dollar was 10.905 in 2006.

(18)	This amount reflects the total cost of all perquisites and personal benefits provided by the Company to Mr. Lagos, including a vacation allowance, holiday bonus, car allowance and tax payment, car insurance, club membership dues, security provided at Mr. Lagos’ home, security personnel, security car and related expenses, annual physical and related travel expenses, employee benefit allowance, and a savings fund allowance. The following perquisites and personal benefits provided by the Company to Mr. Lagos met or exceeded the threshold for individual quantification: $35,508 represents a holiday bonus provided by the Company to all employees pursuant to Mexican Labor law; $31,956 represents the actual cost to the Company of a secure car for Mr. Lagos and related car expenses; $50,556 represents the actual cost to the Company of Mr. Lagos’ home security consistent with local market practice in Mexico. The Company does not provide any tax reimbursements to Mr. Lagos for the tax liability related to Company provided perquisites and personal benefits.

(19)	Mr. King became an executive officer of the Company on December 11, 2006.

(20)	This amount includes: (i) $25,500, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. King, including a car allowance and financial advisory services; (ii) $15,106, which equals all tax reimbursements paid to Mr. King for the tax liability related to Company provided perquisites and personal benefits, including his car allowance and financial advisory services; and (iii) a standard Company matching contribution of $8,800 in PBG common stock to Mr. King’s 401(k) account.

Grants of Plan-Based Awards In Fiscal Year 2006

										All
										Other
										Option			Grant
										Awards			Date
										Number		Closing	Fair
			Estimated Possible Payouts Under				Estimated Future Payouts			of	Exercise	Market	Value of
			Non-Equity Incentive Plan				Under Equity			Securities	or Base	Price	Stock
			Awards(1)				Incentive Plan Awards(2)			Under-	Price of	on	and
		Date of	Thres-				Thres-			lying	Option	Grant	Option
	Grant	Board	hold	Target	Maximum		hold	Target	Maximum	Options	Awards	Date	Awards
Name	Date	Action	($)	($)	($)		(#)	(#)	(#)	(#)	($/Sh)	($)	($)(3)
J. T. Cahill	—	02/02/2006	$123,000	$1,640,000	$3,280,000	(4)
	03/01/2006	02/02/2006						92,087					2,699,991
	03/01/2006	02/02/2006								276,262	$29.32	$29.38	2,381,378

E. J. Foss	—	02/02/2006	77,297	1,030,625	2,061,250
	03/01/2006	02/02/2006						34,106					999,988
	03/01/2006	02/02/2006								102,319	29.32	29.38	881,990
	07/24/2006	07/19/2006								200,000	33.77	33.50	2,038,000

A. H. Drewes	—	02/02/2006	27,413	365,500	731,000
	03/01/2006	02/02/2006						17,053					499,994
	03/01/2006	02/02/2006								51,160	29.32	29.38	440,999

Y. Petrides	—	02/02/2006	37,194	495,922	991,844
	03/01/2006	02/02/2006						17,053					499,994
	03/01/2006	02/02/2006								51,160	29.32	29.38	440,999

P. Lagos	—	02/02/2006	22,519	300,249	600,498
	03/01/2006	02/02/2006						9,806					287,512
	03/01/2006	02/02/2006								29,417	29.32	29.38	253,575

R. C. King	—	02/02/2006	21,897	291,958	583,917
	03/01/2006	02/02/2006						13,643					400,013
	03/01/2006	02/02/2006								40,928	29.32	29.38	352,799

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the Company’s annual incentive program which is administered under the shareholder-approved 2005 Executive Incentive Compensation Plan (“EICP”). The target amount is equal to a percentage of each executive’s salary, which for 2006 ranged from 71% to 160%, depending on the executive’s role and level of responsibility. The threshold amount equals the minimum amount payable (above zero) to the executive and the maximum amount equals 200% of the target amount. The actual payout amount is contingent upon satisfaction of certain performance criteria. If performance against these criteria is below the threshold level, the payout is zero. Please refer to the narrative below for more detail regarding each executive’s target amount, the specific performance criteria used to determine the actual payout and how such payout is typically the result of the Committee’s exercise of negative discretion with respect to separate maximum payout amounts established for purposes of Section 162(m).

(2)	The 2006 RSU awards were made under the LTIP, which was approved by shareholders in 2005.

(3)	The assumptions used in calculating the SFAS 123R grant date fair value of the option awards and stock awards are set forth in Note 4, Share-Based Compensation, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

(4)	As more fully described in the CD&A, footnote 1 above and the accompanying narrative, the Committee typically uses the above-stated threshold, target and maximum amounts to guide the Committee’s negative discretion in determining the actual amount paid within the maximum amount established by the Committee for purposes of Section 162(m). For 2006, based on the Company’s 2006 EPS performance, the Committee determined that the maximum amount payable to each Named Executive Officer for purposes of Section 162(m) was $5 million. In every instance of the Company’s history, the Committee has utilized its negative discretion to pay an amount that is significantly less than the Section 162(m) maximum amount and often much less than the maximum amount stated above. In light of Mr. Cahill’s exceptional efforts and success in planning for and ensuring a smooth and effective transition of his CEO responsibilities, however, the Committee determined not to exercise its negative discretion for 2006 and to award Mr. Cahill the Section 162(m) maximum amount of $5 million. This amount is reflected in the “Non-Equity Incentive Plan

Compensation” column of the Summary Compensation Table. As the Committee’s decision not to exercise its negative discretion with respect to Mr. Cahill’s 2006 award is not reflective of the Committee’s typical practice, the Company determined it more appropriate to state as the maximum amount in the above table the maximum amount established by the Committee consistent with the framework typically applied and, in fact, utilized with respect to all other Company executives in 2006.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Salary.  The 2006 annual salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table. Compensation levels for each of the Named Executive Officers are at the discretion of the Committee. There are no written or unwritten employment agreements with any Named Executive Officer. A salary increase or decrease for a Named Executive Officer may be approved by the Committee at any time in the Committee’s sole discretion. Typically, the Committee considers salary increases during the year for each of the Named Executive Officers based on considerations such as the performance of the Company and the executive and any increase in the executive’s responsibilities.

Stock Awards.  Awards of RSUs are made under the LTIP in the discretion of the Committee. RSU awards were approved by the Committee in February 2006, with a grant date of March 1, 2006, to all executives of the Company, including the Named Executive Officers. The number of RSUs awarded was determined based on an award value established by the Committee for each executive. The actual number of RSUs awarded was calculated by dividing the respective award value by the “Fair Market Value” of a share of PBG common stock on the grant date rounded up to the next whole share. The LTIP defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date.

Vesting of the RSUs awarded to the Named Executive Officers in 2006 was made subject to the achievement of a pre-established EPS performance goal as well as continued employment for three years. The EPS performance goal for 2006 was $0.50. In February 2007, the Committee determined that this EPS goal was met. Thus, the RSUs will fully vest after three years provided the Named Executive Officer remains continuously employed through the third anniversary of the grant date. The RSUs will be credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to shareholders of the Company. If the underlying RSUs do not vest, no dividend equivalents are paid. RSUs are paid out in shares of PBG common stock upon vesting. Vesting of the RSUs in the event of death, disability, retirement, or Approved Transfer is the same as described below for stock options. RSUs vest and are paid out upon the occurrence of a “Change In Control” as defined under the LTIP (“CIC”), as more fully discussed in the section entitled “Potential Payments Upon Termination or Change in Control.” RSUs and shares received upon certain prior payouts of RSUs, are subject to forfeiture in the event an executive engages in Misconduct.

Option Awards.  Stock option awards are made under the LTIP in the discretion of the Committee. Stock option awards were approved by the Committee in February 2006, with a grant date of March 1, 2006, to all executives of the Company, including the Named Executive Officers. The grant price was equal to the Fair Market Value of a share of PBG common stock on the grant date, rounded to the nearest penny. The stock options have a term of ten years and no dividends or dividend rights are payable with respect to the stock options.

The 2006 stock option awards for all executives, including the Named Executive Officers, become exercisable in one-third increments, on the first, second and third anniversary of the grant date provided the executive is actively employed on each such date. However, the vesting is accelerated in the event of death, disability, retirement, a CIC or a Company Approved Transfer to PepsiCo. In the event of death or Approved Transfer to PepsiCo, unvested stock options fully vest immediately. In the event of retirement or disability, unvested stock options immediately vest in proportion to the number of months of active employment during the vesting period over the total number of months in such period. In the event of death, disability, retirement or an Approved Transfer to PepsiCo, the vested options remain exercisable for the remainder of their original ten-year term, provided that in the case of an Approved Transfer, the Named

Executive Officer remains actively employed at PepsiCo. In the event of a subsequent termination of employment from PepsiCo, the Named Executive Officers must exercise vested stock options within 90 calendar days of termination or the stock options are automatically cancelled. Vesting is also accelerated upon the occurrence of a CIC as more fully discussed in the section entitled “Potential Payments Upon Termination or Change in Control.” Stock option awards, including certain gains on previously exercised stock options, are subject to forfeiture in the event an executive engages in Misconduct.

On July 24, 2006, Mr. Foss received a supplemental stock option award in connection with his becoming President and Chief Executive Officer of the Company. The grant price for these stock options was equal to the Fair Market Value of PBG common stock on the grant date. These options become exercisable on the fifth anniversary of the grant date, provided Mr. Foss remains continuously employed through such date, subject to the special rules regarding death and disability described above.

Non-Equity Incentive Plan Compensation.  The 2006 annual, performance-based cash bonuses paid to the Named Executive Officers are shown in the new “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These amounts were paid under the EICP which was approved by shareholders in 2005. Shareholder approval of the EICP was required under Section 162(m) in order to ensure that the Company may recognize a tax deduction with respect to such awards.

The Section 162(m) Goal and Maximum Payout Amount.  In February 2006, the Committee established specific EPS performance goals, the achievement of which in turn established the maximum annual non-equity incentive award payable to each Named Executive Officer. This EPS goal and maximum payout amount were established in order to comply with Section 162(m) of the Code (“162(m) EPS Goal”) and to ensure that no bonus is payable if the Company performs significantly below expectations. Typically, the maximum incentive award payout is not paid to the Named Executive Officers even when the 162(m) EPS Goal has been met. Based on the Company’s 2006 EPS performance, the Committee determined that the maximum payout amount was $5 million.

Committee Discretion.  Subject to the achievement of the overarching 162(m) EPS Goal, and notwithstanding the individual maximum payout amount, the Committee typically uses its negative discretion to determine each executive’s actual award, if any, which is never greater, and typically much less, than the maximum payout amount established for purposes of Section 162(m). In doing so, the Committee considers performance against pre-established quantitative and qualitative factors and establishes a minimum, target and maximum payout amount for each Named Executive Officer. These payout amounts are based upon a percentage of the Named Executive Officer’s annual salary and vary among Named Executive Officers depending in large part on their role and level of responsibility within the Company. The maximum amount equals 200% of the executive’s target amount. During 2006, Mr. Foss’ 2006 target payout was increased from 115% to 130% upon his promotion to President and Chief Executive Officer; Mr. Lagos’ 2006 target payout was increased from 65% to 75% upon his promotion to President and General Manager, PBG Mexico; and Mr. King’s target amount was increased from 75% to 85% upon his appointment as President, PBG North America of the Company. The increased target amounts for Mr. Foss, Mr. Lagos and Mr. King only applied prospectively from their date of promotion resulting in a blended annual target payout of 121% for Mr. Foss, 71% for Mr. Lagos and 76% for Mr. King.

In 2006, the target for each Named Executive Officer was as follows:

Name	Target (% of Salary)

John T. Cahill	160%
Eric J. Foss	121%
Alfred H. Drewes	85%
Yiannis Petrides	85%
Pablo Lagos	71%
Robert C. King	76%

Performance Factors.  To guide its discretion regarding the actual award payable to each executive, in February 2006, the Committee established quantitative performance factors designed to be challenging and motivate and reward superior business performance. The measures used by the Committee with respect to Messrs. Cahill, Foss, Drewes and King were 2006 EPS, growth in worldwide case volume over prior year and worldwide operating free cash flow. The factors applied to each of these executives’ target payouts were as follows: 50% of the target payout was based on the Company’s achievement of EPS of $1.80, 30% of target was based on increased case volume of 2.9% and 20% of target was based on the achievement of operating free cash flow of $510,000,000. Each of these quantitative performance factors was consistent with the Company’s external guidance at the start of 2006.

The measures used by the Committee with respect to Messrs. Petrides and Lagos related to business performance in the territories they oversee — Europe (consisting of Greece, Russia, Spain and Turkey) and Mexico, respectively — and included 2006 NOPBT, volume and operating free cash flow. The specific levels of performance were designed so that each executive received his target award only if business performance within the territory met the Company’s internal operating plan and were further designed to payout below or above target depending on the specific level of performance. The measures were weighted as follows: for Europe, 50% of target was based on NOPBT, 30% on volume and 20% on cash flow; and for Mexico, 70% of target was based on NOPBT, 15% on volume and 15% on cash flow. The specific levels of performance for Europe and Mexico have not been communicated externally and involve confidential, commercial information disclosure of which could result in competitive harm to the Company.

The Committee additionally considered pre-established qualitative factors in assessing the performance of the CEO. The qualitative factors considered by the Committee were: organizational capability, strategic long-term growth and a strengthened senior leadership team.

Results and Payouts.  In February 2007, the Committee determined that Messrs. Foss, Drewes and King were eligible to receive a 2006 annual incentive award equal to 125% of his target payout based on the Company’s achievement of adjusted EPS of $1.85, volume growth of 3.3% and operating free cash flow of $522,000,000. The Committee further determined that, based on business performance in Europe, Mr. Petrides was eligible to receive a 2006 annual incentive award equal to 67% of his target payout and that, based on business performance in Mexico, Mr. Lagos was eligible to receive a 2006 annual incentive award equal to 121% of his target payout. With respect to Mr. Cahill, the Committee determined to award Mr. Cahill a 2006 bonus equal to the Section 162(m) maximum amount of $5 million in light of Mr. Cahill’s exceptional efforts and success in planning for and ensuring a smooth and effective transition of his CEO responsibilities. This amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The material terms of the pension plans governing the pension benefits provided to the Named Executive Officers are more fully discussed in the narrative accompanying the Pension Benefits Table. The material terms of the non-qualified elective deferred compensation plan are more fully discussed in the narrative accompanying the Nonqualified Deferred Compensation Table.

All Other Compensation.  The perquisites, tax reimbursements and all other compensation paid to or on behalf of the Named Executive Officers during 2006 are described fully in the footnotes to the Summary Compensation Table.

Proportion of Salary to Total Compensation.  As noted in the CD&A, we believe that the total compensation of our business leaders should be closely tied to the performance of the Company. Therefore, the percentage of total compensation that is fixed generally decreases as the level of the executive increases. This is reflected in the ratio of salary in proportion to total compensation for each Named Executive Officer in 2006. Mr. Cahill’s salary was 6.80% of his total compensation and Mr. Foss’ salary was 13.73% of his total compensation. The ratio of salary in proportion to total compensation in 2006 for Messrs. Drewes, Petrides, Lagos and King was approximately: 19.60%, 19.86%, 21.88% and 24.20, respectively.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
											Market
			Number of	Number of					Number of		Value of
			Securities	Securities					Shares or		Shares
			Underlying	Underlying					Units of		or Units of
			Unexercised	Unexercised	Option				Stock That		Stock
			Options	Options	Exercise	Option			Have		That Have
			(#)	(#)	Price	Expiration	Grant		Not Vested		Not Vested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Date		(#)		($)(25)
John T. Cahill(1)	03/01/2004	(2)	0	222,457	29.50	03/29/2014	10/07/2005	(14)	179,598		$5,551,374
	03/01/2005	(3)	0	465,929	28.25	02/28/2015	03/01/2006	(16)	92,932	(19)	2,872,528
	03/01/2006	(4)	0	276,262	29.32	02/29/2016

Eric J. Foss	03/01/2001	(5)	60,000	0	20.50	03/29/2011	10/07/2005	(15)	125,718		3,885,943
	09/19/2001	(6)	160,000	0	22.50	09/30/2011	03/01/2006	(16)	34,419	(20)	1,063,891
	03/01/2002	(7)	145,743	0	25.25	03/29/2012
	03/01/2003	(8)	223,404	0	23.50	03/29/2013
	03/01/2004	(9)	91,187	91,186	29.50	03/29/2014
	03/01/2005	(10)	53,098	159,291	28.25	02/28/2015
	03/01/2006	(4)	0	102,319	29.32	02/29/2016
	07/24/2006	(11)	0	200,000	33.77	07/23/2016

Alfred H. Drewes	06/25/2001	(12)	69,758	0	20.625	03/29/2011	03/01/2006	(16)	17,210	(21)	531,961
	03/01/2002	(7)	113,109	0	25.25	03/29/2012
	03/01/2003	(8)	127,660	0	23.50	03/29/2013
	03/01/2004	(9)	52,204	52,203	29.50	03/29/2014
	03/01/2005	(10)	28,319	84,955	28.25	02/28/2015
	03/01/2006	(4)	0	51,160	29.32	02/29/2016

Yiannis Petrides	09/19/2001	(6)	111,994	0	22.50	09/30/2011	10/07/2005	(15)	71,839		2,220,543
	03/01/2004	(9)	56,949	56,949	29.50	03/29/2014	03/01/2006	(16)	17,210	(21)	531,961
	03/01/2005	(10)	31,505	94,513	28.25	02/28/2015
	03/01/2006	(4)	0	51,160	29.32	02/29/2016

Pablo Lagos	11/03/2003	(13)	0	25,097	22.50	11/02/2013	11/03/2003	(17)	8,581	(22)	265,239
	03/01/2004	(9)	32,014	32,014	29.50	03/29/2014	03/01/2006	(18)	9,896	(23)	305,885
	03/01/2005	(10)	16,874	50,624	28.25	02/28/2015
	03/01/2006	(4)	0	29,417	29.32	02/29/2016

Robert C. King	03/01/2004	(9)	25,627	25,627	29.50	03/29/2014	03/01/2006	(16)	13,768	(24)	425,569
	03/01/2005	(10)	13,806	41,415	28.25	02/28/2015
	03/01/2006	(4)	0	40,928	29.32	02/29/2016

(1)	Mr. Cahill resigned as Executive Chairman of the Board of Directors and left the Company effective March 31, 2007. In accordance with the original terms of his equity award agreements, as a result of his termination, Mr. Cahill forfeited 495,715 unvested stock options and 213,263 unvested RSUs (described in footnotes 2, 3, 4, 14 and 16 below). This represents forfeiture of approximately $8,407,307 in potential value to Mr. Cahill, calculated based on the closing price of a share of PBG common stock on March 30, 2007, the last trading day prior to Mr. Cahill’s departure.

(2)	These 2004 stock options vest on March 30, 2007, provided the executive remains employed through such date.

(3)	The vesting schedule with respect to this 2005 stock option award is as follows: 155,310 options will vest and become exercisable on March 30, 2007; and the remaining 310,619 options will vest and become exercisable on March 30, 2008, provided the executive remains employed through the applicable vesting dates.

(4)	The vesting schedule with respect to this 2006 stock option award is as follows: 33% of the options vest and become exercisable on March 1, 2007; 33% of the options vest and become exercisable on March 1, 2008; and the remaining 34% of the options vest and become exercisable on March 1, 2009, provided the executive remains employed through the applicable vesting dates.

(5)	The vesting schedule with respect to this 2001 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2002; 25% of the options vested and became exercisable on March 30, 2003; and the remaining 50% of the options vested and became exercisable on March 30, 2004.

(6)	This stock option award vested and became exercisable on September 30, 2006.

(7)	The vesting schedule with respect to this 2002 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2003; 25% of the options vested and became exercisable on March 30, 2004; and the remaining 50% of the options vested and became exercisable on March 30, 2005.

(8)	The vesting schedule with respect to this 2003 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2004; 25% of the options vested and became exercisable on March 30, 2005; and the remaining 50% of the options vested and became exercisable on March 30, 2006.

(9)	The vesting schedule with respect to this 2004 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2005; 25% of the options vested and became exercisable on March 30, 2006; and the remaining 50% of the options vest and become exercisable on March 30, 2007, provided the executive remains employed through the applicable vesting dates.

(10)	The vesting schedule with respect to this 2005 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2006; 25% of the options vest and become exercisable on March 30, 2007; and the remaining 50% of the options vest and become exercisable on March 30, 2008, provided the executive remains employed through the applicable vesting dates.

(11)	This stock option award was granted to Mr. Foss in recognition of his new role and responsibilities as President and Chief Executive Officer of the Company. The award fully vests and becomes exercisable on July 24, 2011, provided Mr. Foss remains employed through such date.

(12)	This stock option award vested and became exercisable on March 30, 2004.

(13)	This stock option award vested and became exercisable on December 31, 2006.

(14)	Since the pre-established earnings per share performance target was met, these RSUs vest as follows: 33% on December 31, 2006; 33% on December 31, 2007; and 34% on December 31, 2008, provided the executive remains employed through the applicable vesting dates.

(15)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on October 7, 2010, provided the executive remains employed through October 7, 2010.

(16)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2009, provided the executive remains employed through March 1, 2009.

(17)	These shares of restricted stock vested on December 31, 2006.

(18)	These RSUs fully vest on March 1, 2009, provided the executive remains employed through March 1, 2009.

(19)	This amount includes 845 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(20)	This amount includes 313 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(21)	This amount includes 157 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(22)	This amount includes 215 shares of restricted stock accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing restricted stock agreement.

(23)	This amount includes 90 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(24)	This amount includes 125 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(25)	The closing price for a share of PBG common stock on December 29, 2006, the last trading day of PBG’s fiscal year, was $30.91.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)	Vesting ($)
John T. Cahill	1,989,053	$19,136,113	0 (2)	0

Eric J. Foss	165,364	1,996,956	0	0

Alfred H. Drewes	44,000	440,479	0	0

Yiannis Petrides	231,144	1,924,593	0	0

Pablo Lagos	0	0	0 (3)	0

Robert C. King	217,303	2,748,392	0	0

(1)	The value realized on exercise reflects the pre-tax amount.

(2)	One-third (59,267) of Mr. Cahill’s 2005 grant of RSUs vested on December 31, 2006, one day after the Company’s 2006 fiscal year end. The value realized upon vesting was $1,831,943, determined by multiplying the number of vested RSUs by the closing price of $30.91 on December 29, 2006, the last trading day immediately preceding the vesting date. The RSUs were settled in an equal number of shares of PBG common stock at vesting and such shares were mandatorily deferred for two years following the vesting date. During the deferral period, Mr. Cahill will accrue amounts equal to the dividends that are declared on PBG common stock. Payment will be made at the end of the deferral period in shares of PBG common stock.

(3)	Mr. Lagos’ 2003 award of 8,366 shares of restricted stock, and 215 additional shares of restricted stock accumulated as dividends on the underlying shares of restricted stock, vested on December 31, 2006, one day after the Company’s 2006 fiscal year end. The value realized upon vesting was $265,239, determined by multiplying the number of vested shares of restricted stock by the closing price of $30.91 on December 29, 2006, the last trading day immediately preceding the vesting date.

Pension Benefits for the 2006 Fiscal Year

				Present
		Number of		Value of	Payments
		Years Credited		Accumulated	During Last
Name	Plan Name	Service (#)(1)		Benefit ($)(2)	Fiscal Year ($)

John T. Cahill	PBG Salaried Employees Retirement Plan	17.3		$307,000	$0
	PBG Pension Equalization Plan	17.3		2,724,000	0

Eric J. Foss	PBG Salaried Employees Retirement Plan	24.3		360,000	0
	PBG Pension Equalization Plan	24.3		1,676,000	0

Alfred H. Drewes	PBG Salaried Employees Retirement Plan	24.3	(3)	437,000	0
	PBG Pension Equalization Plan	24.3	(3)	1,162,000	0

Yiannis Petrides	The PepsiCo International Retirement Plan	18.0		1,308,000 (4)	0

Pablo Lagos	The PepsiCo International Retirement Plan	15.0	(5)	526,000 (6)	0
	The PBG Mexico Retirement Plan	15.0	(5)	276,000

Robert C. King	PBG Salaried Employees Retirement Plan	16.8		259,000	0
	PBG Pension Equalization Plan	16.8		278,000	0

(1)	The number of years of service shown for each executive includes service with PepsiCo, the Company’s parent company prior to March 31, 1999, at which time the Company became a separate, publicly traded company. The executive’s service with PepsiCo prior to March 31, 1999 has not been separately identified and the benefit attributable to such service has not been separately quantified for such period. Any benefit amount attributable to the executive’s service with PepsiCo after March 31, 1999 has been separately identified and quantified. In this regard, periods of PepsiCo service that Mr. Drewes and Mr. Lagos accrued after we became a separate company have been separately identified and quantified in footnotes 3 (for Mr. Drewes) and 5 (for Mr. Lagos).

(2)	The material assumptions used to quantify the present value of the accumulated benefit for each executive are set forth in Note 14, Pension and Postretirement Medical Benefit Plans, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality and the post-retirement mortality assumptions for purposes of calculating Mr. Lagos’ benefit under the PBG Mexico Retirement Plan. For purposes of determining the present value of the executive’s accumulated benefit, other than benefits payable to Mr. Lagos under the PBG Mexico Retirement Plan, we calculated benefits based on the assumption that the executive works for the Company until age 62, the earliest age at which unreduced benefits are available to a plan participant who attains age 55 and ten years of service. For benefits payable to Mr. Lagos under the PBG Mexico Retirement Plan, we calculated benefits based on the assumption that the executive works until age 65, the earliest age unreduced benefits are available under such plan to a plan participant who attains age 55 and ten years of service; and we used a discount rate of 8.65% and the post-retirement mortality assumptions set forth in the Experiencia Seguro Social A 97 table.

(3)	Mr. Drewes transferred from PepsiCo on June 25, 2001. The years of credited service shown above include all prior PepsiCo service. However, only the portion of the pension benefit attributable to Mr. Drewes’ PepsiCo service that accrued after March 31, 1999 (2 years of service) has been separately quantified as follows: $44,000 under the PBG Salaried Employees Retirement Plan and $66,000 under the PBG Pension Equalization Plan. PepsiCo transferred to the PBG Salaried Employees Retirement Plan an amount equal to the present value of Mr. Drewes pension benefit under the PepsiCo Salaried Employees Retirement Plan at the time Mr. Drewes transferred to the Company.

(4)	The PepsiCo International Retirement Plan benefit is offset by all amounts paid to or on behalf of Mr. Petrides by the Company pursuant to any Company sponsored plan or government mandated programs.

(5)	Mr. Lagos transferred from PepsiCo on February 11, 2004. The years of credited service shown above include all prior PepsiCo service. However, only the portion of the pension benefit attributable to

Mr. Lagos’ PepsiCo service that accrued after March 31, 1999 (5 years of service) has been separately quantified as follows: $142,000 under the PepsiCo International Retirement Plan and $93,000 under the PBG Mexico Retirement Plan. PepsiCo transferred to PBG an amount equal to the present value of Mr. Lagos’ pension benefit under the PepsiCo International Retirement Plan at the time Mr. Lagos transferred to the Company.

(6)	The PepsiCo International Retirement Plan benefit is offset by all amounts paid to or on behalf of Mr. Lagos by the Company pursuant to any government mandated programs or Company sponsored plan, including benefits under the PBG Mexico Retirement Plan that become payable only after Mr. Lagos attains age 55. The aggregate present value of the accumulated pension benefit payable to Mr. Lagos under the PepsiCo International Retirement Plan and the PBG Mexico Retirement Plan is $802,000.

Narrative to the Pension Benefits Table

The PBG Salaried Employees Retirement Plan.  The PBG Salaried Employees Retirement Plan (“Salaried Plan”), a tax qualified defined benefit pension plan, generally covers salaried employees in the U.S. who have completed one year of service. Benefits are payable under the Salaried Plan to participants with five or more years of service commencing on the later of age 65 or retirement. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits, and earnings that exceed the applicable dollar limit of Section 401(a)(17) of the Internal Revenue Code (“Code”)) and credited service (generally, service as an eligible employee). The primary purpose of the Salaried Plan is to provide retirement income to eligible employees.

The annual retirement benefit formula for a participant with at least five years of service on December 31, 1999 is (a) 3% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service up to ten years, plus (b) an additional 1% of such average earnings for each year of credited service in excess of ten years, minus (c) 0.43% of average earnings up to the Social Security covered compensation multiplied by years of credited service up to 35 years (“Basic Formula”). If a participant did not have 5 years of service on December 31, 1999, the retirement benefit formula is 1% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service (“Primary Formula”).

A participant who has attained age 55 and completed ten years of vesting service may retire and begin receiving early retirement benefits. If the participant retires before age 62, benefits are reduced by 1/3 of 1% for each month (4% for each year) of payment before age 62.

Retirees have several payment options under the Salaried Plan. With the exception of the single lump sum payment option, each payment form provides monthly retirement income for the life of the retiree. Survivor options provide for continuing payments in full or part for the life of a contingent annuitant and, if selected, the survivor option reduces the benefit payable to the participant during his or her lifetime.

A participant with five or more years of service who terminates employment prior to attaining age 55 and completing ten years of service is entitled to a deferred vested benefit. The deferred vested benefit of a participant entitled to a benefit under the Basic Formula described above is equal to the Basic Formula amount calculated based on projected service to age 65 prorated by a fraction, the numerator of which is the participant’s credited service at termination of employment and the denominator of which is the participant’s potential credited service had the participant remained employed to age 65. The deferred vested benefit of a participant entitled to a benefit under the Primary Formula described above is the Primary Formula amount, determined based on earnings and credited service as of the date employment terminates. Deferred vested benefits are payable commencing at age 65. However, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period. Deferred vested benefits are payable in the form of a single life annuity or a joint and survivor annuity with the participant’s spouse as co-annuitant.

The Salaried Plan also provides survivor spouse benefits in the event of a participant’s death prior to commencement of benefits under the Salaried Plan. After a participant’s benefits have commenced, any survivor benefits are determined by the form of payment elected by the participant.

The Salaried Plan provides extra years of credited service for participants who become totally and permanently disabled after completing at least ten years of vesting service, and with respect to pre-participation service in connection with specified events such as plan mergers, acquired groups of employees, designated employees who transfer to the Company from PepsiCo, and other special circumstances. Salaried Plan benefits are generally offset by any other qualified plan benefit the participant is entitled to under a plan maintained or contributed to by the Company.

The PBG Pension Equalization Plan.  The PBG Pension Equalization Plan (“PEP”) is an unfunded nonqualified defined benefit pension plan designed to provide (i) additional benefits to participants whose Salaried Plan benefits are limited due to the annual compensation limit in Section 401(a)(17) of the Code and the annual benefit limit in Section 415 of the Code, and (ii) a subsidized 50% joint and survivor annuity for certain retirement eligible employees based on the Salaried Plan’s benefit formula using the participant’s total compensation including earnings that otherwise would be used to determine benefits payable under the Salaried Plan. Generally, a participant’s PEP benefit is payable under the same terms and conditions of the Salaried Plan and is equal to the Salaried Plan benefit, as determined without regard to the Code’s annual compensation limit and the annual benefit limit, less the actual benefit payable under the Salaried Plan. However, the PEP benefit of a participant who had eligible earnings in 1988 in excess of $75,000, including Mr. Drewes, is payable as a subsidized 50% joint and survivor annuity benefit. The subsidized 50% joint and survivor benefit pays an unreduced benefit for the lifetime of the participant and 50% of that benefit amount to the surviving spouse upon the death of the participant. If the participant terminates employment prior to attaining age 55 with ten or more years of service, the participant’s deferred vested PEP benefit is calculated based on projected service to age 65, then reduced based on actual credited service over projected service to age 65. PEP benefits are payable in various actuarially equivalent forms as elected by participants, including lump sums. In addition, if the lump sum value of the PEP benefit does not exceed $10,000, the benefit is paid as a single lump sum.

The PepsiCo International Retirement Plan.  The PepsiCo International Retirement Plan (“PIRP”) is a nonqualified defined benefit pension plan sponsored and administered by PepsiCo in which certain Company employees participate, including Mr. Petrides and Mr. Lagos. The Company has had a very limited number of active PIRP participants since 1999. The primary purpose of the PIRP is to provide retirement income to eligible international employees.

The PIRP generally covers non U.S. citizens who are on their second assignment outside of their home country. The material terms and conditions of the PIRP generally mirror the Basic Formula provisions of the Salaried Plan, without the Social Security offset and the PIRP benefit is payable under the same terms and conditions as the Salaried Plan. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits) and credited service (generally, service as an eligible employee). The PIRP benefit is reduced by any benefits paid to or on behalf of a participant by the Company including benefits paid under the PBG Mexico Retirement Plan described below or pursuant to any government mandated retirement or severance plan.

The PBG Mexico Retirement Plan.  The PBG Mexico Retirement Plan (“Mexico Plan”) generally covers full-time management employees of Servicios Administrativos Suma, S.R.L., a subsidiary of PBG Mexico. Benefits are payable under the Mexico Plan to participants with ten or more years of service and who are at least age 55. The primary purpose of the Mexico Plan is to provide retirement income to eligible employees in Mexico. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, executive and holiday bonuses, and certain government mandated benefit payments such as the vacation premium, Savings Fund and Food Coupons and exclude income resulting from equity awards, extraordinary bonuses or other fringe benefits).

Retirees have two payment options under the Mexico Plan. Participants may elect a single lump sum or an annuity. Separate formulas are used to calculate each benefit, but they are intended to be actuarially equivalent.

For retirees who elect a single lump sum, the retirement benefit formula is the sum of (a) 0.5% of the average annual compensation per year of service plus (b) 0.5% of the difference between the average annual compensation and 25 times the Mexico City minimum wage per year of service multiplied by an actuarial factor based on the eligible employee’s age.

For retirees who elect an annuity, the annual retirement benefit formula is the sum of (a) 0.8% of the average annual compensation per year of service plus (b) 0.8% of the difference between the average annual compensation and 25 times the Mexico City minimum wage per year of service.

A participant who has attained age 55 and completed ten years of vesting service may retire and begin receiving early retirement benefits. If the participant retires before age 65, benefits are reduced by 1/3 of 1% for each month (4% for each year) of payment before age 65. Participants must meet both the age and service requirements (age 55 with ten years of service) and voluntarily resign from PBG Mexico in order to receive benefits under the Mexico Plan.

Nonqualified Deferred Compensation for the 2006 Fiscal Year

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(8)

John T. Cahill	$25,000 (1)	$0	$875,178 (2)	$0	$7,765,275	(3)

Eric J. Foss	0	0	56,123	0	1,712,862	(4)

Alfred H. Drewes	0	0	137,328	0	1,863,997	(5)

Yiannis Petrides(6)	—	—	—	—	—

Pablo Lagos(6)	—	—	—	—	—

Robert C. King	0	0	8,857	(44,914)	91,560	(7)

(1)	The Committee required that $25,000 of Mr. Cahill’s 2006 salary be deferred until his termination of employment. This amount is reported as Salary in the Summary Compensation Table.

(2)	During 2006, a significant amount of Mr. Cahill’s deferred compensation was invested in phantom PBG common stock units and this amount reflects the performance of PBG common stock in 2006.

(3)	$3,494,634 of Mr. Cahill’s aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(4)	$1,062,235 of Mr. Foss’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(5)	$139,082 of Mr. Drewes’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(6)	Mr. Petrides and Mr. Lagos are ineligible to participate in the Company’s deferred compensation program which is available only to Company executives on the U.S. payroll.

(7)	Since Mr. King has not served as a named executive officer of the Company in any prior years, none of Mr. King’s aggregate balance has been previously reported as compensation in the Summary Compensation Table for prior years.

(8)	The amounts reflected in this column for Messrs. Cahill, Drewes and King include compensation deferred by the Named Executive Officer over the entirety of their career at both PepsiCo and the Company.

Narrative to the Nonqualified Deferred Compensation Table

The Deferral Program is the only nonqualified elective deferred compensation program sponsored by the Company. The Deferral Program is administered by the Committee. All Company executives on the U.S. payroll are eligible to participate in the Deferral Program. The Deferral Program allows executives to defer receipt of compensation in excess of compensation limits imposed by the Internal Revenue Code under the Company’s 401(k) plan and to defer federal and state income tax on the deferred amounts, including earnings, until such time as the deferred amounts are paid out. The Company makes no contributions to the Deferral Program on behalf of executives. The Deferral Program is unfunded and the executive’s deferrals under the Deferral Program are at all times subject to the claims of the Company’s general creditors.

The terms and conditions of the Deferral Program vary with respect to deferrals made or vested on and after January 1, 2005. Such deferrals are subject to the requirements of Section 409A of the Code (“409A”) which became effective on such date. Deferrals made or vested before January 1, 2005 are not subject to the requirements of 409A (“grandfathered deferrals”).

Deferrals of Base Salary and Annual Non-Equity Incentive Award.  Executives may irrevocably elect to defer up to 100% of their annual base salary and annual non-equity incentive award (“Bonus”). In addition to elective deferrals, the Committee may mandate deferral of a portion of an executive’s base salary as was the case in 2006 with respect to the amount of Mr. Cahill’s salary in excess of one million dollars.

Phantom Investment Options.  Executives select the phantom investment option(s) from those available under the terms of the Deferral Program. The phantom investment options available under the Deferral Program are a subset of the funds available under the Company’s 401(k) plan. Consequently, amounts deferred under the Deferral Program are subject to the same investment gains and losses during the deferral period as experienced by the participants in the Company’s 401(k) plan. Executives may change investment option elections and transfer balances between investment options on a quarterly basis.

The phantom investment options currently available under the Deferral Program and their 2006 rates of return are:

FYE Return
Phantom Fund	Rate (%)

The Phantom PBG Stock Fund	9.37
The Phantom Security Plus Fund	4.93
The Phantom Bond Index Fund	4.31
The Phantom Total U.S. Equity Index Fund	15.74
The Phantom Large Cap Equity Index Fund	15.73
The Phantom Mid Cap Equity Index Fund	10.43
The Phantom Small Cap Equity Index Fund	18.16
The Phantom International Equity Index Fund	26.31

Time and Form of Payment.  Prior to deferral, executives are required to elect a specific payment date or payment event as well as the form of payment (lump sum or quarterly, semi-annual, or annual installments for a period of up to twenty years). The Committee selects the time and form of payment for mandatory deferrals. Executives with grandfathered deferrals are required to elect a specific payment date or event prior to deferral, but may elect the form of payment at a later date nearer to the payment date (not later than December 31 of the calendar year preceding the year of the scheduled payment and at least six months in advance of the scheduled payment date).

Deferral Periods.  Salary and Bonus deferrals are subject to minimum and maximum deferral periods. The minimum deferral period for salary deferrals is one year after the end of the applicable base salary year. The minimum deferral period for Bonus deferrals is two years after the Bonus payout would have been made but for the deferral. In both cases, distribution must be made no later than the participant’s 80th birthday.

Distribution Rules.  In general, deferrals are paid out in accordance with the executive’s deferral election, subject to the minimum deferral periods. The Deferral Program provides that, notwithstanding the minimum deferral periods or the executive’s time and form of payment elections, deferrals will automatically be paid out in a lump sum in the event of death, disability or a separation from service for reasons other than retirement (unless installment payments have already begun in which case they would continue to be paid without acceleration). Generally, payment will be made three months after the end of the quarter in which the separation from service occurred. However, special rules apply for “key employees,” as defined under 409A (which would encompass all Named Executive Officers). In the event of a separation from service, the Named Executive Officers may not receive a distribution for at least six months following separation from service. This six month rule does not apply in the event of the Named Executive Officer’s death or disability.

Generally, payment of grandfathered deferrals is made in the form of a lump sum in the event of voluntary termination of employment or termination of employment as a result of misconduct but only after the minimum deferral periods have been satisfied. If the executive’s balance is greater than $25,000, the executive will be paid out in a lump sum a year after his last day of employment. However, special distribution rules apply when an executive separates from service after reaching retirement eligibility (age 55 with ten years of service). In such case, payment is made in the time and form elected by the executive.

Deferral Extensions (Second Look Elections).  In general, executives may extend their original deferral period by making a subsequent deferral election. This modification of an original deferral election is often referred to as a “second-look” election. More stringent requirements apply to second look elections related to deferrals subject to 409A since 409A requires that any second look election must be made at least 12 months prior to the originally scheduled payout date and the second look election must provide for a deferral period of at least five years from the originally scheduled payment date. Grandfathered deferrals may also be extended at the election of the executive provided the election is made no later than December 31 of the year preceding the originally scheduled payout date and at least six months in advance of the originally scheduled payout date and is for a minimum deferral of at least two years from the originally scheduled payment date.

Hardship Withdrawals.  Accelerated distribution is only permissible upon the executive’s showing of severe, extraordinary and unforeseen financial hardship.

Potential Payments Upon Termination or Change In Control

The terms and conditions of the Company’s compensation and benefit programs govern all payments to executives, including the Named Executive Officers. The Company has no separate written or unwritten agreement with any Named Executive Officer regarding payment of any kind at, following or in connection with termination of employment for any reason including, without limitation, retirement, a Company Approved Transfer to PepsiCo, a change in responsibilities, or upon a change in control of the Company (collectively, “Termination”). As such, the Named Executive Officers are not entitled to any payment outside the written terms of the LTIP or the Company-sponsored (i) qualified and nonqualified pension plans, (ii) qualified and nonqualified defined contribution plans, (iii) non-U.S. pension and severance plans, or (iv) employee welfare benefit plans. None of the Company’s compensation or benefit programs provide for any perquisites or tax reimbursements by the Company upon Termination.

This narrative and accompanying tables are intended to show the value of all potential payments that would be payable to the Named Executive Officers upon any event of Termination to the extent that the Termination would result in a payment or benefit that is not generally available to all salaried employees of the Company and that is incremental to, or an enhancement of, the payments and benefits described or shown in any preceding narrative or table in this proxy statement.

Nonqualified Pension Benefits.  The PEP and the PIRP would provide a deferred vested pension benefit, payable as an annual annuity for the life of the executive commencing at age 65, if he were to terminate employment on December 29, 2006, prior to age 55. No benefit would be payable under the Mexico Plan to any participant who terminates employment prior to age 55. The deferred vested PEP or PIRP benefit would be payable to the executive as early as age 55, but would be reduced on an actuarially equivalent basis given the longer payment period. The deferred vested PEP and PIRP benefit are significantly less than the benefit that would be payable to the executive had he remained employed until age 55 and is significantly less than the benefit valued in the Pension Benefits Table, which was calculated assuming the executive works until age 62, the earliest age at which unreduced benefits are available to a plan participant. No pension benefit would be payable in an enhanced form or in an amount in excess of the value shown in the Pension Benefits Table except in the event of death or disability. Therefore, we have not separately quantified pension benefits payable upon any event of Termination other than death and disability.

Disability.  Under the terms of the PEP and PIRP, the executive’s disability pension benefit would be calculated based on additional service that would be credited during the executive’s period of “Disability” (as defined under the Company’s broad-based long-term disability plan) up to the age of 65, assuming he remains Disabled and does not elect a distribution prior to such age. The executive could elect a distribution as early as age 55 but the benefit would be reduced by 4% for each year of payment prior to age 62.

Death.  Under the terms of the PEP and PIRP, a pension benefit would be immediately payable as an annual annuity to the executive’s surviving spouse for his/her lifetime.

The table below reflects the PEP and PIRP pension benefit that would be payable as an annual annuity to each Named Executive Officer in the event of the executive’s Disability on December 29, 2006; and to the surviving spouse of each Named Executive Officer in the event of the executive’s death on December 29, 2006. These payments would be in lieu of the benefit valued in the Pension Benefits Table.

Name	Plan Name	Disability	Death

John T. Cahill	PBG Pension Equalization Plan	$791,300	$197,800

Eric J. Foss	PBG Pension Equalization Plan	547,600	136,900

Alfred H. Drewes	PBG Pension Equalization Plan	267,300	66,800

Yiannis Petrides	PepsiCo International Retirement Plan	458,100	114,500

Pablo Lagos	PepsiCo International Retirement Plan	247,000	62,000

Robert C. King	PBG Pension Equalization Plan	116,400	29,100

LTIP.  The LTIP’s provisions apply to all equity awards made to employees of the Company, including the Named Executive Officers, and, with few exceptions, the terms of the individual LTIP agreements provide for accelerated vesting of stock options and RSUs upon death, disability, retirement and Approved Transfer to PepsiCo. This accelerated vesting is pro-rata or 100% depending on the triggering event as more fully described below. The payments that would result from each triggering event are quantified for each Named Executive Officer in the table below. The amounts were calculated based on the closing market price of PBG common stock on December 29, 2006, the last trading day of fiscal 2006, and reflect the incremental value to the executive that would result from the accelerated vesting of unvested equity awards.

Disability.  In the event of the Disability of a Named Executive Officer, a pro-rata number of stock options vest based on the number of months the executive was actively employed during the vesting period. The stock options would remain exercisable for the remainder of their original ten-year term. RSUs vest in the same pro-rata manner and would be paid out immediately upon vesting.

Death.  In the event of the death of a Named Executive Officer, all unvested stock options vest automatically and remain exercisable by the executive’s estate for the remainder of their original ten-year term. In general, RSUs similarly vest automatically and are immediately paid out in shares of PBG common stock to the executive’s legal representative or heir. This automatic vesting does not apply to the

October 7, 2005 RSU awards granted to Messrs. Cahill, Foss and Petrides, reflected in the table entitled Outstanding Equity Awards At 2006 Fiscal Year-End, that instead provide for pro-rata vesting upon the death of the executive. The pro-rata number of RSUs that would vest is determined based on the number of days the executive was actively employed during the vesting period.

Retirement.  In general, if a Named Executive Officer retires from the Company (generally, after attaining age 55 with ten or more years of service), a pro-rata number of stock options and RSUs would vest in proportion to the number of months the executive was actively employed during the vesting period. Certain RSU awards to the Named Executive Officer contain different retirement provisions. In particular, the October 7, 2005 RSU awards granted to Messrs. Cahill, Foss and Petrides, reflected in the table entitled Outstanding Equity Awards At 2006 Fiscal Year-End, do not provide for accelerated vesting and payout upon retirement. Since no Named Executive Officer was eligible for early or normal retirement during 2006, there is no quantification of vesting or payout based upon such occurrence.

Approved Transfer to PepsiCo.  In general, if a Named Executive Officer transfers to PepsiCo with the approval of the Company, all stock options and RSUs would fully vest on the date of transfer. The stock options would remain exercisable for the remainder of their original ten-year term provided the Named Executive Officer remains actively employed at PepsiCo. In the event of termination from PepsiCo during the original term, the Named Executive Officer would have a limited number of days from the date of termination to exercise his stock options or they would be automatically cancelled. Generally, RSUs would vest and be paid out immediately upon an Approved Transfer to PepsiCo. However, the October 7, 2005 RSU awards to Messrs. Cahill, Foss, and Petrides, reflected in the table entitled Outstanding Equity Awards At 2006 Fiscal Year-End, do not provide for accelerated vesting and payout upon Approved Transfer.

Change in Control.  The LTIP change in control provisions apply to equity awards made to all employees of the Company, including the Named Executive Officers. The LTIP defines a CIC in the context of two circumstances, one related to a change in control of the Company and the other related to a change in control of PepsiCo.

A CIC of the Company occurs if: (i) any person or entity, other than PepsiCo, becomes a beneficial owner of 50% or more of the combined voting power of the Company’s outstanding securities entitled to vote for directors; (ii) 50% of the directors (other than directors approved by a majority of the Company’s directors or by PepsiCo) change in any consecutive two-year period; (iii) the Company is merged into or consolidated with an entity, other than PepsiCo, and is not the surviving company, unless the Company’s shareholders before and after the merger or consolidation continue to hold 50% or more of the voting power of the surviving entity’s outstanding securities; (iv) there is a disposition of all or substantially all of the Company’s assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any event or circumstance that is intended to effect a change in control of the Company, results in any one of the events set forth in (i) through (iv).

A CIC of PepsiCo occurs if: (i) any person or entity acquires 20% or more of the outstanding voting securities of PepsiCo; (ii) 50% of the directors (other than directors approved by a majority of the PepsiCo directors) change in any consecutive two-year period; (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation with another entity, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of PepsiCo’s outstanding voting securities; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the disposition of all or substantially all of PepsiCo’s assets; or (v) any event or circumstance that is intended to effect a change in control of PepsiCo, results in any one of the events set forth in (i) through (iv).

In general, in the event of a CIC of the Company or PepsiCo, all unvested stock options immediately vest and are exercisable during their original term. RSUs immediately vest in the event of a CIC of the Company or PepsiCo and are payable upon vesting.

The following table reflects the incremental value the executive would receive as a result of accelerated vesting of unvested stock options and RSUs had a triggering event occurred on December 29,

2006. The value was calculated using the closing market price of a share of PBG common stock on December 29, 2006, the last trading day of fiscal 2006.

			Approved	Change
			Transfer to	in
Name	Disability	Death	PepsiCo	Control

John T. Cahill	$5,724,200	$8,425,800	$4,864,800	$10,432,800

Eric J. Foss	1,744,200	2,734,900	1,778,900	5,664,800

Alfred H. Drewes	412,300	912,800	912,800	912,800

Yiannis Petrides	982,400	1,491,200	944,900	3,165,400

Pablo Lagos	718,900	1,008,700	1,008,700	1,008,700

Robert C. King	260,100	636,900	636,900	636,900

Nonqualified Deferred Compensation Plan.  The Named Executive Officers’ deferred compensation balances under the Deferral Program and a description of the Deferral Program’s payment provisions are set forth in the Nonqualified Deferred Compensation Table and accompanying narrative. No triggering event would serve to enhance such amounts. However, under the terms of the Deferral Program, the deferred compensation balances set forth in the Nonqualified Deferred Compensation Table would be payable in the form of a lump sum in the event of death, disability or separation from service for reasons other than retirement notwithstanding the Named Executive Officer’s election as to time and form of payment.

Severance.  The Company has no agreement to provide any form of severance payment to a Named Executive Officer.

Benefits Generally Available to All Salaried Employees.  There are a number of employee benefits generally available to all salaried employees upon termination of employment. In accordance with SEC guidelines, these benefits are not discussed above since they do not discriminate in scope, terms or operation in favor of the Company’s executive officers. These include tax-qualified retirement benefits, life insurance, long-term disability, retiree medical, health care continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and government mandated termination benefits in non-U.S. locations, such as Mexico and Greece.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation and Management Development Committee

Susan D. Kronick (Chairperson)	Ira D. Hall
Linda G. Alvarado	Thomas H. Kean
Barry H. Beracha	Blythe J. McGarvie
John A. Quelch

TRANSACTIONS WITH RELATED PERSONS

Stock Ownership and Director Relationships with PepsiCo.  We were initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo’s company-owned bottling businesses. We became a publicly traded company on March 31, 1999. As of February 15, 2007, PepsiCo’s ownership represented 37.8% of our outstanding common stock and 100% of our outstanding Class B common stock, together representing 44.0% of the voting power of all classes of our voting stock. PepsiCo also owns approximately 6.7% of the equity of Bottling Group, LLC, our principal operating subsidiary. In addition, Margaret D. Moore, one of our directors, and Hugh F. Johnston, one of our director nominees, are executive officers of PepsiCo.

Agreements and Transactions with PepsiCo and Affiliates.  We and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to our respective businesses, and we and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, “PBG,” “we,” “us” and “our” include PBG and our subsidiaries.

Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2006 are described below.

Beverage Agreements and Purchases of Concentrates and Finished Products.  We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give us the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, we purchase finished beverage products from PepsiCo. During 2006, total payments by us to PepsiCo for concentrates, royalties and finished beverage products were approximately $2.8 billion.

There are certain manufacturing cooperatives whose assets, liabilities and results of operations are consolidated in our financial statements. Concentrate purchases from PepsiCo by these cooperatives for the years ended 2006, 2005 and 2004 were $72 million, $25 million and $27 million, respectively.

Transactions with Joint Ventures in which PepsiCo holds an equity interest.  We purchase tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton. During 2006, total amounts paid or payable to PepsiCo for the benefit of the Pepsi/Lipton Tea Partnership were approximately $209 million.

We purchase finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks in which PepsiCo has a 50% interest. During 2006, amounts paid or payable to the North American Coffee Partnership by us were approximately $264 million.

Under tax sharing arrangements we have with PepsiCo and PepsiCo joint ventures, we received approximately $6 million in tax related benefits in 2006.

On March 1, 2007, we and PepsiCo formed PR Beverages Limited, a joint venture comprising PepsiCo’s concentrate and our bottling businesses in Russia.

Purchase of Snack Food Products from Frito-Lay, Inc.  We purchase snack food products from Frito-Lay, Inc., a wholly owned subsidiary of PepsiCo, for sale and distribution through Russia. In 2006, amounts paid or payable by us to Frito-Lay, Inc. were approximately $198 million.

Shared Services.  PepsiCo provides various services to us pursuant to a shared services agreement and other arrangements, including information technology maintenance and the procurement of raw materials. During 2006, amounts paid or payable to PepsiCo for these services totaled approximately $61 million.

Pursuant to the shared services agreement and other arrangements, we provide various services to PepsiCo, including employee benefit, credit and collection, international tax and accounting services. During 2006, payments to us from PepsiCo for these services totaled approximately $4 million.

Rental Payments.  Amounts paid or payable by PepsiCo to us for rental of office space at certain of our facilities were approximately $4 million in 2006.

National Fountain Services.  We provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national fountain customers in specified territories. In 2006, net amounts paid or payable by PepsiCo to us for these services were approximately $178 million.

Bottler Incentives.  PepsiCo provides us with marketing support in the form of bottler incentives. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. These bottler incentives are intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials) and advertising support. For 2006, total bottler incentives received from PepsiCo, including media costs shared by PepsiCo, were approximately $731 million.

Lease Arrangement.  We also entered into a capital lease arrangement for $25 million with PepsiCo to lease marketing equipment. The balance outstanding as of December 30, 2006 was $25 million, with $23 million recorded in our long-term debt and $2 million recorded in our current portion of long-term debt.

Bottling Group, LLC Distribution.  PepsiCo has approximately a 6.7% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with Bottling Group, LLC’s Limited Liability Company Agreement, PepsiCo received a $19 million distribution from Bottling Group, LLC in 2006.

Review and Approval of Transactions with PepsiCo.  The Audit and Affiliated Transactions Committee is responsible for reviewing and approving transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. This policy is embodied in the charter of the Audit and Affiliated Transactions Committee.

Relationships and Transactions with Management and Others.  Linda G. Alvarado, a member of our Board of Directors, together with certain of her family members, wholly own interests in several YUM Brands franchise restaurant companies that purchase beverage products from us. In 2006, the total amount of these purchases was approximately $415,000.

In 2001, Mr. Cahill waived his right to receive $1,000,000 (plus all future earnings on such amount) from his account under the PBG Executive Income Deferral Program. Mr. Cahill’s account under the program was funded solely by Mr. Cahill’s voluntary deferrals of his own compensation, plus earnings on those deferrals. In exchange for Mr. Cahill’s waiver, the Company made a loan of $1,750,000 to Mr. Cahill’s family trust in 2001. The trust used the loan proceeds to pay the premium on a life insurance policy on the lives of Mr. Cahill and his spouse. The loan bears an interest rate of 4.99%, which rate was established under IRS regulations, and the loan (with interest) will be repaid to us upon payment of the proceeds from the life insurance policy. Although the loan amount was, at the time of the loan, greater than the amount of deferred compensation waived, the loan was determined to be cost neutral to us. The loan was previously described in the footnotes to the Summary Compensation Table of our 2002 – 2006 Proxy Statements. Under the Sarbanes-Oxley Act of 2002, this loan may remain outstanding, so long as its terms are not materially altered.

Review and Approval of Transactions Involving our Management and Others.  We have procedures to determine whether any related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. We annually require each of our directors and executive officers to complete a questionnaire that elicits information about related person transactions. Our Board of Directors annually reviews all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our Director Independence Policy. These procedures for reviewing related person transactions are not in writing and do not require the approval or ratification of such transactions. Accordingly, the transaction described above involving Ms. Alvarado was not approved or ratified by the Company.

Compensation Committee Interlocks and Insider Participation.  During fiscal year 2006, the following individuals served as members of our Compensation and Management Development Committee: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Thomas H. Kean, Susan D. Kronick, Blythe J. McGarvie and John A. Quelch. None of these individuals has ever served as an officer or employee of PBG or any of our subsidiaries. Ms. Alvarado has an indirect business relationship with PBG as described above under “Relationships and Transactions with Management and Others.” The Compensation and Management Development Committee members have no interlocking relationships requiring disclosure under the rules of the SEC.

INDEPENDENT ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2005. KPMG LLP served as our independent registered public accounting firm from January 2005 through May 2005. In addition to retaining independent accountants to audit our consolidated financial statements for 2006, we and our affiliates retained KPMG LLP and Deloitte & Touche LLP, as well as other accounting firms to provide various services in 2006. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2006 and by KPMG LLP and Deloitte & Touche LLP in 2005 were as follows:

Audit and Non-Audit Fees
(in millions)

	2006	2005
	Deloitte & Touche LLP	Deloitte & Touche LLP	KPMG LLP	Total

Audit Fees(1)	$5.3	$4.4	$0.7	$5.1
Audit-Related Fees(2)	$0.9	$0.0	$0.0	$0.0
Tax Fees(3)	$0.0	$0.0	$0.1	$0.1
All Other Fees	$0.0	$0.0	$0.0	$0.0
Total	$6.2	$4.4	$0.8	$5.2

(1)	Represents fees for the audit of our consolidated financial statements, audit of internal controls, the reviews of interim financial statements included in our Forms 10-Q and all statutory audits.

(2)	Represents fees primarily related to audits of employee benefit plans and other audit-related services.

(3)	Represents fees related primarily to assistance with tax compliance matters.

Pre-Approval Policies and Procedures.  We have a policy that defines audit, audit-related and non-audit services to be provided to us by our independent registered public accounting firm and requires such services to be pre-approved by the Audit and Affiliated Transactions Committee. In accordance with our policy and applicable SEC rules and regulations, the Committee or its Chairperson pre-approves such services provided by us. Pre-approval is detailed as to the particular service or category of services. If the services are required prior to a regularly scheduled Committee meeting, the Committee Chairperson is authorized to approve such services, provided that they are consistent with our policy and applicable SEC rules and regulations, and that the full Committee is advised of such services at the next regularly scheduled Committee meeting. The independent accountants and management periodically report to the Committee regarding the extent of the services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit and Affiliated Transactions Committee pre-approved all audit and non-audit fees of Deloitte & Touche LLP billed for fiscal year 2006 and of Deloitte & Touche LLP and KPMG LLP billed for fiscal year 2005.

REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE

During 2006, the Audit and Affiliated Transactions Committee of our Board of Directors was comprised of four directors, Barry H. Beracha (Chairperson)*, Ira D. Hall, Susan D. Kronick and Blythe J. McGarvie, each of whom has been determined by our Board of Directors to be an independent director. The Committee operates under a written charter that was approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. The Committee appoints and evaluates our independent auditors.

Management is responsible for our disclosure controls, internal controls over financial reporting and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements (in accordance with the Standards of the Public Company Accounting Oversight Board (United States)), and of the effectiveness of our internal controls over financial reporting, and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

During 2006, the Committee met and held discussions with our independent auditors, with and without management present. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements and our critical accounting policies with management and the independent auditors. For 2006, management completed the documentation, testing and evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of our internal control over financial reporting. The Committee reviewed this report and discussed with management, the senior most internal auditor and the independent auditors the adequacy of our internal controls over financial reporting and disclosure controls. The Committee also discussed with the independent auditors matters required to be discussed by SEC Rule 2-07 of Regulation S-X and Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee evaluated the independent auditors’ performance, including a review of Deloitte & Touche’s internal quality-control procedures report.

The independent auditors also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including a letter from the independent auditors confirming its independence. The Committee discussed with the independent auditors that firm’s independence from management and our company.

The Committee maintains a policy requiring pre-approval by the Committee or its Chairperson of audit, audit-related and non-audit services performed by our independent auditors. The Committee has determined that the provision of all non-audit and audit-related services performed for us by the independent auditors is compatible with maintaining that firm’s independence. The Committee also maintains a policy that restricts our hiring of employees and former employees of our independent auditors. Additionally, the Committee established procedures for us to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

Based on reviews and discussions of the audited financial statements with management and the independent auditors and discussions with the independent auditors regarding matters required by SEC Rule 2-07 and Statement on Auditing Standards No. 61, a review of written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, and a discussion of the independent auditors’ independence, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2006 to be filed with the SEC.

Respectfully submitted,
The Audit and Affiliated Transactions Committee

Barry H. Beracha (Chairperson)*
Ira D. Hall
Susan D. Kronick
Blythe J. McGarvie

*	Mr. Beracha served as Chairperson of the Audit and Affiliated Transactions Committee until March 22, 2007.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

The Audit and Affiliated Transactions Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. Pursuant to its charter, the Audit and Affiliated Transactions Committee has the sole, discretionary authority to appoint, retain and terminate our independent registered public accounting firm.

KPMG LLP served as our independent registered public accounting firm until its dismissal by the Audit and Affiliated Transactions Committee in June 2005. During the interim fiscal period ending June 1, 2005, there were no disagreements between us and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in their audit report. During the interim fiscal period ending June 1, 2005, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 1, 2005. The Audit and Affiliated Transactions Committee has appointed Deloitte & Touche LLP, subject to ratification by our shareholders, to serve as our independent registered public accounting firm for fiscal year 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to answer questions and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of Deloitte &
Touche LLP as our independent registered public accounting firm for fiscal year 2007.

CONFIDENTIALITY OF PROXIES

Our policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. We retain an independent organization to tabulate shareholder votes and certify voting results.

YEAR 2008 SHAREHOLDERS’ PROPOSALS

We welcome comments or suggestions from our shareholders. If a shareholder wants to have a proposal formally considered, including recommendations for director, at the 2008 Annual Meeting of Shareholders, and included in the proxy materials for that meeting, we must receive the proposal in writing on or before December 6, 2007. Please see the section entitled “Corporate Governance — Consideration of Director Nominees” for a description of the procedures to be followed for shareholder recommendations for director. Proposals should be sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way,

Somers, New York, 10589. If a proposal is received by February 22, 2008, we may include it in the 2008 proxy materials and, if we do, we may use our discretionary authority to vote on the proposal. For proposals that are not submitted by February 22, 2008, we may use our discretionary voting authority when the proposal is raised at the 2008 Annual Meeting, without inclusion of the proposal in our proxy materials.

GENERAL

PBG will pay the costs of preparing, assembling and mailing these proxy materials and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, we intend to ask brokers, banks and nominees to solicit proxies from their principals and will pay the brokers, banks and nominees their expenses for such solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, we have hired the firm of Morrow & Co., Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $6,000.

Our employees may also solicit proxies. They will not receive any additional compensation for such solicitation.

Please complete, sign, and date the enclosed proxy card or voting instruction card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card or voting instruction card can be revoked at anytime before the proxy is exercised by filing with the Secretary of PBG either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

Appendix A

THE PEPSI BOTTLING GROUP, INC.

DIRECTOR INDEPENDENCE POLICY
(Revised as of January 28, 2005)

1.	Independent directors must comprise a majority of the Board of Directors (the “Board”) of The Pepsi Bottling Group, Inc. (the “Company”). In addition, each of the Audit and Affiliated Transactions Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee must be composed entirely of independent directors.

2.	An independent director is one who has no direct or indirect material relationship with the Company. A material relationship is one that would interfere with the director’s exercise of his or her independent judgment governing the affairs of the Company.

3.	A director will not be considered independent if the director:

A.	Is employed by the Company;

B.	Receives more than $100,000 during any twelve-month period in direct compensation from the Company (other than director fees, compensation received for former service as an interim Chairman, CEO or other executive officer, pension or deferred compensation for prior service or amounts contributed under the Company’s matching gift program);

C.	(i) Is a partner or employee of the internal or external auditor of the Company (the “Auditor”); or (ii) was a partner or employee of the Auditor and personally worked on the Company’s audit within the last three years;

D.	Is employed as an executive officer by another company where a present executive officer of the Company serves concurrently on that other company’s compensation committee; or

E.	Is a current employee of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues during the completed fiscal year of such payments.

4.	A director will not be considered independent if an immediate family member (i.e. spouse, parents, children, siblings, mothers and fathers-in-law, daughters and sons-in-law, sisters and brothers-in-law) and anyone (other than domestic employees) who shares the director’s home:

A.	Is an executive officer of the Company;

B.	Receives more than $100,000 during any twelve month period in direct compensation from the Company (other than director fees, compensation received as a non-executive officer, compensation received for former service as an interim Chairman, CEO or other executive officer, pension or deferred compensation for prior service or amounts contributed under the Company’s matching gift program);

C.	(i) Is a partner of the Auditor, (ii) is an employee of the Auditor and participates in the Auditor’s audit, assurance or tax compliance practice; or (iii) was a partner or employee of the Auditor and personally worked on the Company’s audit within the last three years;

D.	Is employed as an executive officer by another company where a present executive officer of the Company serves concurrently on that other company’s compensation committee; or

E.	Is a current executive officer of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues during the completed fiscal year of such payments.

A-1

A three-year “look back” period will apply to the standards set forth in sections 3 and 4. A director will not be considered to be independent until three years after the material relationship described above ceases to exist.

5.	The members of the Audit Committee will meet the following additional requirements:

A.	The director may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company (other than director fees, pension or deferred compensation for prior services, or ordinary compensation paid in a business relationship that the Board has already determined is immaterial); and

B.	The director may not be an “affiliated person” of the Company or its subsidiaries as that term is defined by the Securities and Exchange Commission.

6.	In making a determination regarding a director’s independence, the Board will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board determines are appropriate.

A-2

Appendix B — Proxy Cards

One Pepsi Way
Somers, New York 10589
April 4, 2007
Your proxy card is attached below.
Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.

☐	▼ FOLD AND DETACH HERE ▼

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes MUST be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ FOR ” ITEMS 1 and 2. 1. Election of Directors		FOR	AGAINST	ABSTAIN

		FOR	AGAINST	ABSTAIN

A)	Linda G. Alvarado	☐	☐	☐

B)	Barry H. Beracha	☐	☐	☐

C)	Eric J. Foss	☐	☐	☐

D)	Ira D. Hall	☐	☐	☐

E)	Hugh F. Johnston	☐	☐	☐

		FOR	AGAINST	ABSTAIN

F)	Susan D. Kronick	☐	☐	☐

G)	Blythe J. McGarvie	☐	☐	☐

H)	Margaret D. Moore	☐	☐	☐

I)	John A. Quelch	☐	☐	☐

J)	Javier G. Teruel	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting firm for fiscal year 2007.	☐	☐	☐

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

	I PLAN TO ATTEND THE ANNUAL MEETING. If you check this box to the right an admission card will be sent to you.			☐
Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1 and 2.

S C A N   L I N E
Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date	Share Owner sign here	Co-Owner sign here

Directions to The Pepsi Bottling Group, Inc.
Somers, New York

DIRECTIONS BY CAR
The Pepsi Bottling Group’s Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.
FROM I-684
If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100. .
FROM MANHATTAN — WEST SIDE
West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.
FROM MANHATTAN — EAST SIDE
FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.
FROM BRONX — EAST SIDE
Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.
FROM BROOKLYN AND J.F.K. AIRPORT
Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.
FROM LAGUARDIA AIRPORT
Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.
FROM LONG ISLAND AND QUEENS
Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) (Brewster) North and follow directions above.
FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE
Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT — MERRITT PARKWAY
Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow direction above.
NEW ENGLAND THRUWAY
Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT — RT. 35
Heading West on Rt. 35 from the Connecticut / New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.

THE PEPSI BOTTLING GROUP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2007

This Proxy is Solicited on Behalf of The Pepsi Bottling Group, Inc.’s Board of Directors

     The undersigned hereby appoints Steven M. Rapp and David Yawman, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 23, 2007 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

To change your address, please mark this box.	☐
THE PEPSI BOTTLING GROUP, INC. P.O. BOX 11425
To include any comments, please mark this box.	☐	NEW YORK, N.Y. 10203-0425

THE PEPSI BOTTLING GROUP, INC.
1 PEPSI WAY
SOMERS, NY 10589
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Pepsi Bottling Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pepsi Bottling Group, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPBC1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a) Linda G. Alvarado	☐	☐	☐		1g) Blythe J. McGarvie	☐	☐	☐

	1b) Barry H. Beracha	☐	☐	☐		1h) Margaret D. Moore	☐	☐	☐

	1c) Eric J. Foss	☐	☐	☐		1i) John A. Quelch	☐	☐	☐

	1d) Ira D. Hall	☐	☐	☐		1j) Javier G. Teruel	☐	☐	☐

	1e) Hugh F. Johnston	☐	☐	☐	Vote on Proposal		For	Against	Abstain

	1f) Susan D. Kronick	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐
Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.
Where no voting instructions are given, the shares represented by this proxy will be VOTED FOR Items 1 and 2.
IMPORTANT: Please sign exactly as your name or names appear(s) on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to The Pepsi Bottling Group, Inc.
Somers, New York

PBG 401(K) PLAN
PLAN PARTICIPANT’S INSTRUCTIONS TO THE TRUSTEE FOR
VOTING OF THE PEPSI BOTTLING GROUP, INC. COMMON STOCK AT
THE 2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2007
This Proxy is Solicited on Behalf of The Pepsi Bottling Group, Inc.’s Board of Directors
The undersigned, a participant of record in the PBG 401(k) Plan (the “Plan”) as of March 26, 2007 (the “Record Date”), hereby directs Fidelity Management Trust Company, as the trustee under the Plan (the “Trustee”), to vote all of the shares of Common Stock of The Pepsi Bottling Group, Inc. credited to the account of the undersigned under the Plan as of the Record Date, with all the powers the undersigned would possess if present in person, at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. in Somers, New York, on Wednesday, May 23, 2007 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side hereof and described in the accompanying Proxy Statement and upon such other business as may properly come before said meeting or any adjournment thereof. The Trustee shall not vote any shares for which no directions are received, unless otherwise required by applicable law.
Please mark your Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side, no boxes need to be checked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)

THE PEPSI BOTTLING GROUP, INC.
1 PEPSI WAY
SOMERS, NY 10589
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Pepsi Bottling Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pepsi Bottling Group, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPBC3

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a) Linda G. Alvarado	☐	☐	☐		1g) Blythe J. McGarvie	☐	☐	☐

	1b) Barry H. Beracha	☐	☐	☐		1h) Margaret D. Moore	☐	☐	☐

	1c) Eric J. Foss	☐	☐	☐		1i) John A. Quelch	☐	☐	☐

	1d) Ira D. Hall	☐	☐	☐		1j) Javier G. Teruel	☐	☐	☐

	1e) Hugh F. Johnston	☐	☐	☐	Vote on Proposal		For	Against	Abstain

	1f) Susan D. Kronick	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐
Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.
Where no voting instructions are given, the shares represented by this proxy will be VOTED FOR Items 1 and 2.
IMPORTANT: Please sign exactly as your name or names appear(s) on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to The Pepsi Bottling Group, Inc.
Somers, New York

PBG CANADA STOCK INCENTIVE PLAN
PLAN PARTICIPANT’S INSTRUCTIONS TO THE TRUSTEE FOR
VOTING OF THE PEPSI BOTTLING GROUP, INC. COMMON STOCK AT THE
2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2007
This Proxy is Solicited on Behalf of The Pepsi Bottling Group, Inc.’s Board of Directors
The undersigned, a participant of record in the PBG Canada Stock Incentive Plan (the “Plan”) as of March 26, 2007 (the “Record Date”), hereby directs ComputerShare Trust Company of Canada, as the trustee under the Plan (the “Trustee”), to vote all of the shares of Common Stock of The Pepsi Bottling Group, Inc. credited to the account of the undersigned under the Plan as of the Record Date, with all the powers the undersigned would possess if present in person, at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. in Somers, New York, on Wednesday, May 23, 2007 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side hereof and described in the accompanying Proxy Statement and upon such other business as may properly come before said meeting or any adjournment thereof. The Trustee shall not vote any shares for which no directions are received, unless otherwise required by applicable law.
Please mark your Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side, no boxes need to be checked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)

THE PEPSI BOTTLING GROUP, INC.
1 PEPSI WAY
SOMERS, NY 10589
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Pepsi Bottling Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pepsi Bottling Group, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPBC5

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a) Linda G. Alvarado	☐	☐	☐		1g) Blythe J. McGarvie	☐	☐	☐

	1b) Barry H. Beracha	☐	☐	☐		1h) Margaret D. Moore	☐	☐	☐

	1c) Eric J. Foss	☐	☐	☐		1i) John A. Quelch	☐	☐	☐

	1d) Ira D. Hall	☐	☐	☐		1j) Javier G. Teruel	☐	☐	☐

	1e) Hugh F. Johnston	☐	☐	☐	Vote on Proposal		For	Against	Abstain

	1f) Susan D. Kronick	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐
Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.
Where no voting instructions are given, the shares represented by this proxy will be VOTED FOR Items 1 and 2.
IMPORTANT: Please sign exactly as your name or names appear(s) on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to The Pepsi Bottling Group, Inc.
Somers, New York

THE PEPSI BOTTLING GROUP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2007
This Proxy is Solicited on Behalf of The Pepsi Bottling Group, Inc.’s Board of Directors
The undersigned, hereby appoints Steven M. Rapp and David Yawman, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 23, 2007 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side hereof and described in the accompanying Proxy Statement and upon such other business as may properly come before said meeting or any adjournment thereof.
Please mark your Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side, no boxes need to be checked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)